UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Teradata Corporation

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NOTICE OF 2011 ANNUAL MEETING

AND PROXY STATEMENT

March 2, 2011

Dear Fellow Teradata Corporation Stockholder:

I am pleased to invite you to attend Teradata’s 2011 Annual Meeting of Stockholders on April 26, 2011. The meeting will begin promptly at 8:00 a.m. local time at the Terry Executive Education Center, 3475 Lenox Road NE, Atlanta, Georgia 30326.

This proxy statement, which also includes a notice of the 2011 annual meeting, tells you more about the agenda and procedures for the meeting. It also describes how the Board of Directors operates and gives information about our director candidates and general compensation and corporate governance matters.

To conserve natural resources and to reduce the costs of printing and distributing our proxy materials (which include this proxy statement, our 2010 annual report and form of proxy and voting instruction card), we are delivering these materials to stockholders via the Internet. As permitted under U.S. Securities and Exchange Commission (“SEC”) rules, most of our stockholders receive a mailing containing only a notice of the 2011 annual meeting instead of paper copies of our proxy materials. The notice will include instructions on how to access these documents over the Internet, as well as instructions on how stockholders receiving this notice can request paper copies of our proxy materials if desired. Stockholders who do not receive the notice-only mailing will receive either paper copies of the proxy materials by mail or electronically-available materials as permitted under applicable SEC rules and Delaware law.

Michael Koehler, Teradata’s President and Chief Executive Officer, and I look forward to seeing you at the annual meeting. If you plan to attend, please send an email to investor.relations@teradata.com to receive a meeting reservation request form.

Your vote is important. Whether or not you plan to attend the annual meeting, I urge you to authorize your proxy as soon as possible so that your stock may be represented at the meeting.

Sincerely,

James M. Ringler
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF TERADATA CORPORATION

Time:

8:00 a.m. local time

Date:

Tuesday, April 26, 2011

Place:

The Terry Executive Education Center

3475 Lenox Road NE, Atlanta, Georgia 30326

Purpose:

•

Elect Messrs. Kepler and Stavropoulos and Ms. Cooper to serve as Class I directors for three-year terms expiring at the 2014 annual meeting of stockholders and to hold office until their respective successors are duly elected and qualified;

•	Hold an advisory (non-binding) vote on executive compensation (a “say-on-pay” vote);

•	Hold an advisory (non-binding) vote on the frequency of say-on-pay votes;

•	Vote on the ratification of the appointment of our independent registered public accounting firm for 2011; and

•	Transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting by or at the direction of the Board of Directors.

Other Important Information:

•	Record holders of Teradata common stock at the close of business on March 1, 2011, may vote at the meeting.

•

Your shares cannot be voted unless they are represented by proxy or in person by the record holder at the meeting. Even if you plan to attend the meeting, please submit a proxy to ensure that your shares are represented at the meeting.

By order of the Board of Directors,

Laura Nyquist
General Counsel and Secretary

March 2, 2011

10000 Innovation Drive

Dayton, OH 45342

PROXY STATEMENT

GENERAL INFORMATION

On behalf of the Board of Directors of Teradata Corporation, a Delaware corporation (“Teradata”, the “Company”, “we” or “us”), we are requesting your proxy for the 2011 annual meeting of stockholders and any adjournments or postponements that follow. The meeting will be held at 8:00 a.m. local time, on April 26, 2011, at the Terry Executive Education Center, 3475 Lenox Road NE, Atlanta, Georgia 30326. At the meeting, we will: (1) consider the election of Messrs. Kepler and Stavropoulos and Ms. Cooper as Class I directors for three-year terms expiring in 2014, (2) hold an advisory (non-binding) vote on executive compensation as disclosed in this proxy statement (a “say-on-pay” vote), (3) hold an advisory (non-binding) vote on the frequency of say-on-pay votes, (4) vote on the ratification of the appointment of our independent registered public accounting firm for 2011, and (5) transact such other business as may properly come before the meeting.

This proxy statement contains information about the 2011 annual meeting, as well as information regarding the voting process, director elections, our corporate governance programs, and executive and director compensation, among other things. We are sending you this proxy statement together with our 2010 annual report and form of proxy and voting instruction card (“proxy card”).

YOUR VOTE IS IMPORTANT!

Whether or not you plan to attend the annual meeting, please vote your shares as soon as possible by phone, Internet, or mail if you are receiving paper proxy materials. By using the Internet or phone voting methods, you help us reduce costs and respect the environment. Both are fast, convenient, and environmentally-friendly.

If you are a stockholder of record (i.e., you directly hold your common stock through an account with our transfer agent, Computershare Investor Services), you can vote your shares using one of the following three methods. If you are a beneficial owner (i.e., you indirectly hold your common stock through a nominee such as a bank or broker), you can vote your shares using the methods provided by your nominee.

VOTE BY INTERNET http://www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information.	VOTE BY PHONE 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions.	VOTE BY MAIL

Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717

If you receive paper proxy materials,
mark, sign and date your proxy card and
return it in the postage-paid envelope we
have provided or return it to the address
shown above.

Who may vote at the meeting?

Only stockholders of record may vote at the meeting. A stockholder of record is a stockholder as of the close of business on March 1, 2011, the record date for the meeting. On the record date, there were 168,418,236 shares of common stock outstanding.

How many votes do I have?

For each share of common stock you own, you are entitled to cast one vote on each director candidate submitted for election and to cast one vote on each other matter properly brought before the meeting.

When will I receive my proxy materials?

Proxy materials for the 2011 annual meeting of stockholders are being made available in printed form on or about March 17, 2011. They will be available online on or about March 2, 2011.

How do I access my proxy materials?

Notice and Access. Proxy materials (including our 2010 annual report, 2011 proxy statement and proxy card) are being made available via the Internet pursuant to the SEC’s “notice and access” rules. A Notice of Internet Availability of Proxy Materials (“Notice”) is being mailed to most of our record and beneficial stockholders. The Notice includes instructions on how to access the proxy materials on the Internet or request printed copies of these materials. To receive future proxy materials by mail or email, follow the instructions included with the Notice. If you previously elected to receive materials via mail or email delivery, you will not receive the Notice, but you will receive your materials via the delivery method you requested.

Electronic Delivery. At their request, many stockholders are receiving an email providing them with links to receive the Notice and Internet access to the proxy materials rather than receiving the Notice or printed proxy materials.

Paper Copies. If you have previously requested paper copies of your proxy materials, or are otherwise required to receive paper copies, you will receive the 2011 proxy materials, including notice of the meeting, in printed form unless you consent to receive these documents electronically in the future.

How do I receive Teradata’s proxy materials electronically?

If you are a stockholder of record (i.e., you directly own your common stock through an account with our transfer agent, Computershare Investor Services), you can choose to access your proxy materials electronically and save the cost of producing and mailing a Notice and other documents by following the instructions provided at http://www.investordelivery.com or by following the prompt if you choose to authorize your proxy over the Internet. You must provide your twelve-digit control number listed on your Notice or proxy card to make this election.

Your election to receive proxy materials by electronic access will remain in effect until you revoke your consent at http://www.proxyvote.com, or your consent is deemed to be revoked under applicable law. You must provide your twelve-digit control number to revoke your consent.

If you are a beneficial owner (i.e., you indirectly hold your common stock through a nominee such as a bank or broker), please review the information provided by your nominee for instructions on how to elect to view future proxy statements and annual reports over the Internet.

Please keep in mind that choosing electronic delivery saves the Company and its stockholders money and preserves natural resources.

How do I obtain a separate set of proxy materials?

To save costs, only one set of proxy materials is being printed and mailed to stockholders who share an address, unless otherwise requested or required under applicable law. If you have multiple Teradata common stock record accounts and/or share an address with a family member who is a Teradata stockholder and want to receive more than one copy of the Notice and/or proxy materials, you may contact our mailing agent, Broadridge Financial Solutions, at Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York, 11717 (phone: 1-800-542-1061). Broadridge will remove you from the householding program within thirty days after receipt of this request and will mail you a separate copy of the proxy materials.

How can I vote my shares of Teradata stock?

Your vote is important. Your shares can be voted at the annual meeting only if you are a record stockholder and present in person or if you are represented by proxy. Even if you plan to attend the meeting, we urge you to authorize your proxy in advance. You may vote your shares by authorizing a proxy over the Internet or by telephone. In addition, if you received paper copies of the proxy materials by mail, you can also submit a proxy by mail by following the instructions on the proxy card. Voting your shares by authorizing a proxy over the Internet, by telephone or by written proxy card will ensure your representation at the annual meeting regardless of whether you attend in person.

If you are a stockholder of record, please authorize your proxy electronically by going to the http://www.proxyvote.com website or by calling the toll-free number (for residents of the United States and Canada) listed on your Notice and proxy card. Please have your Notice or proxy card in hand when going online or calling. If you authorize your proxy via the Internet, you do not need to return your proxy card. If you choose to authorize your proxy by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.

If you hold your shares beneficially through a nominee (such as a bank or broker), you may be able to authorize your proxy by telephone or the Internet as well as by mail. You should follow the instructions you receive from your nominee to vote these shares.

How do I revoke my proxy for the annual meeting?

You may revoke your proxy at any time before it is voted at the meeting by:

•	properly executing and delivering a later-dated proxy (including a telephone or Internet proxy authorization);

•	voting by ballot at the meeting; or

•	sending a written notice of revocation to the inspectors of election in care of our Corporate Secretary at Teradata Corporation, 10000 Innovation Drive, Dayton, Ohio 45342.

What if I want to vote in person at the annual meeting?

The method by which you vote and authorize your proxy will in no way limit your voting rights if you later decide to vote in person at the meeting. If you beneficially own your shares through a nominee (such as a bank or broker), you must obtain a proxy executed in your favor from your nominee to be able to vote at the meeting.

What are the requirements for making sure my shares are voted by proxy at the annual meeting?

Your shares will be voted at the meeting as directed by the instructions on your proxy card, voting instructions or electronic proxy if (1) you are entitled to vote, (2) your proxy was properly executed or properly authorized electronically, (3) we received your proxy prior to the voting deadlines for the annual meeting (which is 11:59 p.m. on April 25, 2011 for record stockholders who do not vote at the meeting, such time as directed by the nominee for beneficial owners, and April 21, 2011 for participants in our 401(k) savings plan), and (4) you did not revoke your proxy prior to or at the meeting.

How do I vote the shares I hold in the Teradata 401(k) savings plan?

If you are a participant in the Teradata 401(k) savings plan, your proxy includes the number of Teradata common stock units (share interests) allocated to your plan account. You may instruct the trustee how to vote the number of share interests allocated to your plan account. The trustee will vote the share interests allocated to your plan account in accordance with your instructions. If you do not vote your share interests in the Teradata 401(k) savings plan, the trustee will vote the unallocated share interests, as well as any allocated share interests held by the plan, in the same proportion as the share interests for which it received timely voting instructions.

What is considered a quorum to conduct the annual meeting?

To have a quorum necessary to conduct business at the meeting, it is necessary to have shares that represent (in person or by proxy) the holders of a majority of our shares of common stock outstanding on the record date, which is the close of business on March 1, 2011. Shares of common stock represented in person or by proxy (including shares that abstain with respect to a particular proposal to be voted upon and “broker non-votes”) will be counted as present for the purpose of determining whether a quorum exists at the meeting for that proposal. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

How many votes are required to approve each item?

With respect to Proposal 1 (the election of directors), the affirmative vote of a majority of the voting power present (in person or by proxy) at the meeting and entitled to vote on the election of directors is required to elect each director.

With respect to Proposal 2 (the advisory say-on-pay vote on executive compensation), the affirmative vote of a majority of the voting power present (in person or by proxy) at the meeting and entitled to vote on such question is required to adopt this advisory resolution in accordance with Teradata’s bylaws. However, the results of this vote are not binding on the board, whether or not any resolution is passed under this voting standard. In evaluating the stockholder vote on this advisory resolution, the board will consider the voting results in their entirety.

With respect to Proposal 3 (the frequency of the advisory say-on-pay vote on executive compensation), the voting option (e.g., 1 year, 2 years or 3 years), if any, that receives the affirmative vote of a majority of the voting power present (in person or by proxy) at the meeting and entitled to vote on this item of business will be the option adopted by the stockholders in accordance with the voting standard established in Teradata’s bylaws. However, the results of this vote are not binding on the board, whether or not any option is passed under this voting standard. In evaluating the vote on this advisory resolution, the board will consider the voting results in their entirety.

With respect to Proposal 4 (the ratification of the appointment of the Company’s independent auditors), the affirmative vote of a majority of the voting power present (in person or by proxy) at the meeting and entitled to vote on such item of business is required to ratify the appointment.

Abstentions effectively count as votes “against” the adoption of a proposal and the election of a director, but broker “non-votes” will have no effect on the outcome of the vote for any proposal or the election of any director. Therefore, if you do not instruct your nominee (such as your bank or broker) how to vote your shares with respect to the election of directors, the advisory vote on executive compensation, and the advisory vote on the frequency of votes on executive compensation, the nominee may not vote on these proposals. Broker “non-votes” occur when a nominee returns a properly executed proxy but does not vote on a particular item because the nominee has not received voting instructions from the beneficial owner and, therefore, does not have the authority to vote on a proposal.

How does the board recommend that I vote my shares?

The Teradata Board of Directors recommends that you vote:

•	FOR the election of each of the three Class I director nominees, Messrs. Kepler and Stavropoulos and Ms. Cooper (see page 6);

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement (see page 53);

•	FOR a frequency of once every year for future advisory say-on-pay votes on executive compensation (see page 54); and

•	FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011 (see page 58).

If you submit your proxy without specific voting instructions, your shares represented by that proxy will be voted as recommended by our board. As discussed above, if you hold your shares beneficially through a nominee (such as a bank or a broker) and fail to provide specific voting instructions to that nominee, your shares will not be voted in the election of directors, the advisory say-on-pay vote on executive compensation, or the advisory vote on the frequency of future advisory say-on-pay votes on executive compensation.

What do I need to do if I want to attend the annual meeting?

If you plan to attend the meeting in person, please send an email to us at investor.relations@teradata.com to request a meeting reservation request form. You may attend the meeting if you are a stockholder of record, hold a proxy for a stockholder of record, or are a beneficial owner of our common stock with evidence of ownership. If you are a beneficial owner (i.e., you hold your common stock through a nominee such as a bank or broker), please include evidence of your ownership of common stock with the form (such as an account statement showing you own our common stock as of the record date). If you do not have a reservation for the meeting, you may still attend if we can verify your stock ownership at the meeting.

We will include the results of the votes taken at the meeting in a Form 8-K filed with the SEC within four business days after the date of the annual meeting or any adjournment or postponement thereof. You may also find information on how to obtain a transcript of the meeting in that report or by writing to our Corporate Secretary at Teradata Corporation, 10000 Innovation Drive, Dayton, Ohio 45342.

ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

The Board of Directors is currently divided into three classes. Directors are elected by stockholders for terms of three years and hold office until their successors are elected and qualify. One of the three classes is elected each year to succeed the directors whose terms are expiring. As of the 2011 annual meeting, the terms for the directors in Classes I, II and III of the Board of Directors expire in 2011, 2012, and 2013, respectively.

Messrs. Kepler and Stavropoulos and Ms. Cooper currently are Class I directors whose terms are expiring at the 2011 annual meeting and, for the reasons described below, each has been nominated by the board for re-election through the 2014 annual meeting of stockholders and until his or her successor is elected and qualified.

Proxies solicited by the board will be voted for the election of the nominees, unless you provide a contrary instruction on your proxy. Each of the nominees has indicated his or her willingness to serve if elected. The board has no reason to believe that these nominees will be unable to serve. However, if one of them should become unavailable, the board may reduce the size of the board or designate a substitute nominee. If the board designates a substitute, shares represented by proxies will be voted for the substitute nominee.

The Board of Directors recommends that you vote FOR each of the Class I nominees for election as a director. Election of each nominee requires the affirmative vote of a majority of the voting power present (in person or by proxy) at the meeting and entitled to vote on such item. If a nominee does not receive a majority vote, he or she is required to tender his or her resignation for consideration by the disinterested members of the Board of Directors in accordance with the board’s Corporate Governance Guidelines as described on pages 13-14 of this proxy statement. Proxies solicited by the Board of Directors will be voted FOR each nominee, unless you specify otherwise in your proxy.

DIRECTOR QUALIFICATIONS

Our Board of Directors includes nine members who are well-qualified to serve on the board and represent our stockholders’ best interests. As described below under the caption “Selection of Nominees for Directors,” the board and its Committee on Directors and Governance (the “Governance Committee”) select nominees with a view to establishing a Board of Directors that is comprised of members who:

•	have extensive business leadership experience,

•	bring diverse perspectives to the board,

•	are independent and collegial,

•	have high ethical standards as well as sound business judgment and acumen, and

•	understand and are willing to shoulder the time commitment necessary for the board to effectively fulfill its responsibilities.

We believe that each of the director nominees and other directors bring these qualifications to our Board of Directors. Moreover, they provide our board with a diverse complement of specific business skills, experience and perspectives, including: extensive financial and accounting expertise, public company board experience, knowledge of the technology and software industries and of Teradata’s business, experience with companies with a global presence and those that have high-growth strategies, and extensive operational and strategic planning experience in complex, global companies. In addition, the board believes that each of the director nominees and other directors has demonstrated outstanding achievement in his or her professional career, relevant experience, personal and professional integrity, ability to make independent, analytical inquiries, and willingness and ability to devote adequate time to board duties. The following describes the key qualifications, business skills, experience and perspectives that each of our directors brings to the Board of Directors, in addition to the general qualifications described above and information included in the biographical summaries provided below for each director. Based on all of these qualifications, the board believes that the directors and nominees have the appropriate set of skills to serve as members of the board.

Director	Key Qualifications

James M. Ringler	Experience as the chief executive officer and chairman of the board of publicly-held, global companies, extensive experience on public company boards, an in-depth knowledge of the Company’s business, strategy and management team

Edward P. Boykin	Knowledge of the Company and the IT industry, leadership experience as the chief operations officer of a global computer services company with operational expertise in consummating mergers and acquisitions, financial acumen, and audit committee experience

Nancy E. Cooper	Financial expertise, experience as the chief financial officer of a global, publicly-traded company in the software technology industry, a strong ethics and compliance focus, gender diversity, and audit committee experience

Cary T. Fu	Experience as the chief executive officer and director of a global high-technology company, financial expertise and experience as a chief financial officer and certified public accountant, experience leading a high-growth business organization, and diverse perspective given Taiwanese heritage

David E. Kepler	Experience as a chief information officer of a complex, global company with additional responsibility for corporate sustainability initiatives and customer service operations, financial expertise, and a recognized leader in the area of cyber security

Michael Koehler	Service as the Chief Executive Officer of the Company with extensive knowledge of, and experience with, the software industry and Teradata’s operations, strategy and financial position

Victor L. Lund	Financial expertise, experience as the chief executive officer of a large business with a high-growth model, extensive public company board experience, particularly on audit committees, and knowledge of the Company and technology industry through board service

John G. Schwarz	Extensive experience within the software and technology industries as the chief executive officer and director of a global high-technology company, operational and strategic planning experience leading a business organization that experience high-growth through acquisitions and organic growth strategies, and broad global experience and perspective

William S. Stavropoulos	Distinguished career with extensive public company board experience, leadership experience as a former chairman of a major, global company, business and strategic acumen, and knowledge of the Company

NOMINEES

Class I — Current Terms Expiring in 2011 and New Terms Expiring in 2014:

Nancy E. Cooper, 57, is Executive Vice President and Chief Financial Officer of CA Technologies (“CA”), an IT management software provider. She joined CA in August 2006 with nearly 30 years of finance experience. From 2001 until that time, Ms. Cooper served as Chief Financial Officer for IMS Health Incorporated, the world’s leading provider of market intelligence to the pharmaceutical and healthcare industries. Prior to joining IMS Health, she was the Chief Financial Officer of Reciprocal, Inc., a leading digital rights management and consulting firm. In 1998, she served as a partner responsible for finance and administration at General Atlantic Partners, a private equity firm focused on software and services investments. Ms. Cooper began her career at IBM Corporation where she held increasingly important roles over a 22-year period that focused on technology strategy and financial management. She served on the board of directors of R.H. Donnelley Corporation from 2003 until 2009. Ms. Cooper joined our board on August 1, 2009.

David E. Kepler, 58, is the Executive Vice President, Business Services, Chief Sustainability Officer and Chief Information Officer (“CIO”), of The Dow Chemical Company (“Dow”). Mr. Kepler joined Dow in 1975. He was appointed Vice President and CIO of Dow in 1998 and Corporate Vice President in 2001. At Dow, Mr. Kepler assumed responsibility for Business Services in 2004, was appointed Senior Vice President in 2006, with added responsibilities for the company’s sustainability initiatives, and appointed Executive Vice President in February 2008. He also serves on the board of directors of the U.S. Chamber of Commerce. Mr. Kepler serves as an executive committee member of the board of the American Chemistry Council, and as a trustee of the University of California Berkeley Foundation. He also serves on the boards of Dorinco Reinsurance Company and Liana Limited, both Dow-affiliated companies, and is appointed to the U.S. National Infrastructure Advisory Council that advises the President on the protection of critical infrastructure and homeland security issues. He joined our board on November 1, 2007.

William S. Stavropoulos, 71, retired as director and Chairman of the Board of Dow on April 1, 2006. He had served in such capacity since November 2000. Mr. Stavropoulos was the President and Chief Executive Officer of Dow from 1995 to 2000 and was Chairman of the Board, President and Chief Executive Officer from 2002 to November 2004. In addition, he is a director of Tyco International, Inc., and Chemical Financial Corporation, and is the non-executive chairman of Univar, Inc., a global distributor of commodity and specialty chemicals. He is on the advisory boards for Metalmark Capital LLC, a private equity investment firm, and Maersk Inc., is a trustee to the Fidelity Group of Funds, and serves on the board of American Enterprise Institute for Public Policy Research. He also serves as a special advisor to Clayton, Dubilier & Rice, Inc., a private equity investment firm, and is the president and founder of the Michigan Baseball Foundation. Mr. Stavropoulos joined our board on September 6, 2007.

Other Directors

Class II — Current Terms Expiring in 2012:

James M. Ringler, 65, was named Chairman of the Board of Teradata in September 2007. Mr. Ringler previously served as Chairman of the Board of NCR Corporation from July 25, 2005 to September 2007. From March 2005 to August 2005, Mr. Ringler served as NCR’s President and Interim Chief Executive Officer, during which time he oversaw the Teradata Division of NCR, among other things, and worked with a number of the members of Teradata’s current Leadership Team. He served as Vice Chairman of Illinois Tool Works Inc., a multi-billion dollar diversified manufacturer of highly engineered components and industrial systems, from 1999 until he retired in 2004. Prior to joining Illinois Tool Works, from 1997 to 1999, Mr. Ringler was Chairman of Premark International, Inc. He also served as Premark’s Chief Executive Officer from 1995 to 1999 when it merged with Illinois Tool Works. Mr. Ringler serves as a director of Autoliv Inc., Dow, FMC Technologies, Inc., Corn Products International, Inc., and is lead director for John Bean Technologies (JBT) Corporation. He joined our board on September 6, 2007.

Michael Koehler, 58, is President and Chief Executive Officer of Teradata. Previously, Mr. Koehler served as Senior Vice President, Teradata Division of NCR Corporation from 2003 to 2007. From September 2002 until March 2003, he was the Interim Teradata Division Leader, Teradata Division. From 1999 to 2002, Mr. Koehler was Vice President, Global Field Operations, Teradata Division, and held management positions of increasingly greater responsibility at NCR prior to that time. He joined our board in August 2007.

John G. Schwarz, 60, is the co-founder and Chief Executive Officer of Visier LLC, a business analytics software firm, a position he has held since April 2010. Previously, he served as Chief Executive Officer of SAP Business Objects, a unit of SAP AG, from January 2008 to February 2010, during which time he was a member of the executive board of SAP AG and also served on the board of directors of SAP Business Objects. From September 2005 until its acquisition by SAP AG in January 2008, he served as Chief Executive Officer of Business Objects S.A., a provider of business intelligence software and services. Mr. Schwarz served as President and Chief Operating Officer of Symantec Corporation, a provider of infrastructure security and storage management software, from December 2001 to September 2005. From January 2000 to November 2001, he served as President and Chief Executive Officer of Reciprocal Inc., which provided business-to-business secure e-commerce services for digital content distribution over the Internet. Prior to joining Reciprocal, Mr. Schwarz spent 25 years at IBM Corporation with his last position being General Manager of IBM’s Industry Solutions unit, a worldwide organization focused on building business applications and related services for IBM’s large industry customers. Mr. Schwarz serves as a director of Synopsys, Inc., and SuccessFactors, Inc. He joined our board on September 20, 2010.

Class III — Current Terms Expiring in 2013:

Edward P. Boykin, 72, retired as the President and Chief Operating Officer of Computer Sciences Corporation (“CSC”), an information technology services company he joined in 1966, in June 2003. He had served in that capacity since July 2001. From 1998 to 2001, he held a number of senior management positions at CSC, including group president of its Financial Services Group from 1999 to 2001 and vice president of its Technology Management Group from 1998 to 1999. Mr. Boykin also serves on the board of directors of NCR Corporation. He was Chairman of the Board of Capital TEN Acquisition Corp. from October 2007 to May 2008, and was a director of PlusOne Solutions, Inc. from October 2008 to October 2009. He joined our board on September 6, 2007.

Cary T. Fu, 62, has served as Chairman of the Board of Benchmark Electronics, Inc. (“Benchmark”), a publicly-held electronics manufacturing services provider, since 2009, and its Chief Executive Officer since September 2004. Prior to becoming Chief Executive Officer of Benchmark, he served as its President and Chief Operating Officer from May 2001 to September 2004, Executive Vice President from 1992 to 2001, and Executive Vice President, Financial Administration, from 1990 to 1992. He has been a director of Benchmark since 1990 and is a certified public accountant. He joined our board on July 29, 2008.

Victor L. Lund, 63, has served as the non-executive Chairman of the Board of DemandTec, Inc., a publicly-held, on-demand applications company, since December 2006, and has been a member of its board since April 2005. Mr. Lund served as Chairman of the Board of American Stores Company from 1995 until its acquisition by Albertson’s, Inc. in June 1999, and as Chief Executive Officer of American Stores Company from 1992 until 1999. From 1999 until 2002, he served as Vice Chairman of Albertson’s. In the last five years, Mr. Lund has served on the boards of Mariner Health Care, Inc., NCR Corporation, Borders Group, Inc., and Delta Air Lines, Inc. Prior to joining American Stores Company in 1977, Mr. Lund was a practicing certified public accountant. He also currently serves on the board of directors of Service Corporation International and is lead director for Del Monte Foods Company. He joined our board on September 6, 2007.

No family relationship exists among any of the directors, nominees or executive officers. No arrangement or understanding exists between any director, nominee, or executive officer and any other person pursuant to which any director, nominee or executive officer was selected as a director, nominee or executive officer of the Company.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

The Board of Directors oversees the overall performance of the Company on your behalf. Members of the board stay informed of our business by participating in regularly scheduled board and committee meetings, through discussions with the Chief Executive Officer and other members of management and staff, and by reviewing other materials provided to them.

Corporate Governance

Our Board of Directors is elected by the stockholders to govern our business and affairs. The board selects the senior management team, which is charged with conducting our business. Having selected the senior management team, the board acts as an advisor to senior management and monitors its performance. The board reviews our strategies, financial objectives and operating plans. It also plans for management succession of the Chief Executive Officer, as well as other senior management positions, and oversees our compliance efforts.

Corporate Governance Guidelines

To help discharge its responsibilities, the Board of Directors has adopted Corporate Governance Guidelines on significant corporate governance issues. These guidelines address, among other things, such matters as director independence, committee membership and structure, meetings and executive sessions, and director selection, retirement, and training. The board’s Corporate Governance Guidelines are found on our corporate governance website at http://www.teradata.com/t/governance-guidelines. You may obtain a written copy of these guidelines, or any of the board’s committee charters, by writing to our Corporate Secretary at Teradata Corporation, 10000 Innovation Drive, Dayton, Ohio 45342. The board’s independent directors meet regularly in executive session without management present and, as provided in the Corporate Governance Guidelines, the Board of Directors has selected the Chairman of the Board, who is an independent director, to preside at its executive sessions during 2011.

Board Independence and Related Transactions

We believe that the Company benefits from having a strong and independent board. For a director to be considered independent, the board must determine that the director does not have any direct or indirect material relationship with the Company that would affect his or her exercise of independent judgment. The Board of Directors has established independence standards as part of its Corporate Governance Guidelines. In general, the board must determine whether a director is considered independent, taking into account the independence guidelines of the New York Stock Exchange (“NYSE”) and the factors listed immediately following this paragraph (which are included as Exhibit B, Definition of Director Independence, to the board’s Corporate Governance Guidelines referenced above) in addition to those other factors it may deem relevant. No director may qualify as independent unless the board affirmatively determines (i) under the NYSE listing standards, that he or she has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us), and (ii) under our independence standards, that the director or director candidate:

•	has not been an employee of the Company or any of our affiliates, or affiliated with us, within the past five years;

•	has not been affiliated with or an employee of our present or former independent auditors or their affiliates within the past five years;

•

has not been in the past five years a paid advisor, service provider or consultant to us or any of our affiliates or to an executive officer of the Company or an employee or owner of a firm that is such a paid advisor, service provider or consultant;

•

has not, directly or indirectly, had a material relationship (such as being an executive officer, director, partner, or significant stockholder) with a significant customer or supplier of the Company, and in no case may the director be an executive officer or employee of another company that in the previous three years made payments to or received payments from us in a fiscal year exceeding the greater of $1 million or 2% of the other company’s consolidated gross revenues;

•

is not an executive officer or director of a foundation, university or other non-profit entity receiving significant contributions from us, including contributions in the previous three years that, in any single fiscal year, exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues;

•	has not been employed as an executive officer by another corporation that has (or had during the past five years) an executive officer of the Company on its board of directors;

•

has not for the past five years received any compensation, consulting, advisory or other fees from us, other than director compensation and expense reimbursement or compensation for prior service that is not contingent on continued service; and

•

is not and has not been for the past five years, a member of the immediate family of (i) an officer of the Company, (ii) an individual who receives more than $100,000 per year in direct compensation from us, other than compensation for prior service that is not contingent on continued service, (iii) an individual affiliated with or an employee of our present or former independent auditors or its affiliates, (iv) an individual who is an executive officer of another company that has (or had) an executive officer of the Company on its board of directors, (v) an executive officer of a company that has made payments to, or received payments from, us in a fiscal year that exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues, or (vi) any director who is not considered an independent director.

Our Board of Directors has determined that all of our non-employee directors and nominees, namely Ms. Cooper and Messrs. Boykin, Fu, Kepler, Lund, Ringler, Schwarz, and Stavropoulos, meet the NYSE listing independence standards and our independence standards. There were no transactions, relationships or arrangements in fiscal year 2010 that required review by the board for purposes of determining director independence.

Board Leadership Structure

While our Governance Guidelines do not require that our Chairman and Chief Executive Officer positions be separate, our board believes that having separate positions and having an independent director serve as Chairman is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance. Our board is led by an independent Chairman, Mr. Ringler. Our Chief Executive Officer, Mr. Koehler, is the only member of the board who is not an independent director. We believe that this leadership structure enhances the accountability of the Chief Executive Officer to the board, strengthens the board’s independence from management and benefits independent risk oversight of the Company’s day-to-day risk management activities. In addition, separating these roles allows Mr. Koehler to focus his efforts on running our business and managing the Company in the best interests of our stockholders, while we are able to benefit from Mr. Ringler’s prior experience as a chairman of other public company boards.

Board Oversight of Risk

Management is responsible for the Company’s day-to-day risk management activities, and our board’s role is to engage in informed risk oversight. In fulfilling this oversight role, our Board of Directors focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. The board’s committee structure and the collective knowledge and experience of its members promotes a broad perspective, open dialogue and useful insights regarding risk, thereby increasing the effectiveness of the board’s role in risk oversight. There are a number of ways our board performs this function, including the following:

•	at its regularly scheduled meetings, the board receives management updates on our business operations, financial results and strategy and discusses risks related to the business;

•

the Audit Committee assists the board in its oversight of risk management by discussing with management, particularly, the Chief Financial Officer and Vice President, Enterprise Risk and Assurance Services, the Company’s guidelines and policies regarding financial and enterprise risk management and risk appetite, including major risk exposures, and the steps management has taken to monitor and control such exposures, as well as internal audit, ethics and whistleblower updates; and

•

through management updates and committee reports, the board monitors our risk management activities, including the enterprise risk management process, risks relating to our compensation programs, and financial and operational risks being managed by the Company.

Compensation Risk Assessment

Based on an analysis conducted by management and reviewed by the Compensation and Human Resource Committee, we do not believe that our compensation programs for employees generally are reasonably likely to have a material adverse effect on the Company.

Executive Management Succession Planning

The Board of Directors has in place an effective planning process to assess successors to the Chief Executive Officer and other members of executive management. The Compensation and Human Resource Committee, in consultation with the Chief Executive Officer, annually reports to the board on management succession planning. The entire board works with the Compensation and Human Resource Committee and the Chief Executive Officer to evaluate potential successors to the Chief Executive Officer and other members of executive management. The Chief Executive Officer annually provides to the Compensation and Human Resource Committee his recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.

Code of Ethics

We have a Code of Conduct that sets the standard for ethics and compliance for all of our employees, including our officers, directors, and controller. Our Code of Conduct is available on our corporate governance web site at http://www.teradata.com/t/code-of-conduct. To obtain a copy of the Code of Conduct, please send a written request to the Corporate Secretary at Teradata Corporation, 10000 Innovation Drive, Dayton, Ohio 45342.

Section 16(a) Beneficial Ownership Reporting Compliance

To the best of our knowledge, during 2010, all of our executive officers and directors timely filed the reports required under Section 16(a) of the Securities Exchange Act of 1934.

Meetings and Meeting Attendance

The board and its committees met a total of 33 times last year. In 2010, each of the directors attended 75% or more of the total number of meetings of the board and the committee(s) on which he or she serves. In addition, under the board’s Corporate Governance Guidelines, our directors are expected to attend our annual meeting of stockholders each year. Seven out of eight of our directors attended the 2010 annual meeting of stockholders.

Selection of Nominees for Directors

The Board of Directors and the Governance Committee are responsible for recommending candidates for membership to the board. The director selection process and director qualification guidelines are described in detail in the board’s Corporate Governance Guidelines, which are posted on our corporate governance website at http://www.teradata.com/t/governance-guidelines. The board and the Governance Committee determine the appropriate qualifications, skills and experiences needed to comprise an experienced and diverse board using the qualification factors listed in our Corporate Governance Guidelines. In determining candidates for nomination, the Governance Committee will seek the input of the Chairman of the Board and the Chief Executive Officer and will consider individuals recommended for board membership by our stockholders in accordance with our bylaws and applicable law.

The board and the Governance Committee are committed to finding proven leaders who are qualified to serve as Teradata directors. In late 2007, the Governance Committee engaged the outside search firm of Spencer Stuart LLP to assist it in identifying and contacting qualified candidates to expand the size of the board following the spin off from NCR Corporation. This engagement continued into 2010. In addition, directors have suggested potential candidates for consideration by this committee. The Governance Committee evaluates all candidates using the qualification guidelines included as part of the board’s Corporate Governance Guidelines, as well as other relevant factors as it deems appropriate. As part of the selection process, the committee and the board examine candidates’ business skills and experience, personal integrity, judgment, ability to devote the appropriate amount of time and energy to serving the best interests of stockholders, the objectives and desired composition of the board as a whole and the Company’s current and future needs. Although we do not have a formal diversity policy, the Governance Committee and the board also consider the diversity needs of the board, including the desire for diverse perspectives that can be gained through any number of factors such as professional experience and perspectives, education, gender or national origin. As described under the caption “Director Qualifications” on page 6 of this proxy statement, we believe our directors have very diverse perspectives, business skills, experience, and backgrounds.

Stockholders wishing to recommend individuals for consideration as directors should submit their suggestions in writing to the Corporate Secretary of the Company in accordance with the provisions of our bylaws which require the recommending stockholder to provide, among other things, the candidate’s name, age, residential and business contact information, detailed biographical data and qualifications for service as a board member, the class or series and number of shares of Teradata capital stock (if any) which are owned beneficially or of record by the candidate, a document signed by the candidate indicating the candidate’s willingness to serve, if elected, and evidence of the stockholder’s ownership of our stock. Recommendations by stockholders that are made in this manner will be evaluated in the same manner as other candidates. Stockholders who intend to nominate directors for election at our next annual meeting of stockholders must follow the procedures described in our bylaws, which are available on our corporate governance website at http://www.teradata.com/t/articles-and-bylaws. See “Procedures for Stockholder Proposals and Nominations” on page 60 of this proxy statement for further details regarding how to nominate directors.

The directors nominated by the Board of Directors for election at the 2011 annual meeting were recommended by the Governance Committee. See “Director Qualifications” and “Nominees” on pages 6 through 9 of this proxy statement for further details regarding the reasons and director attributes supporting these nominations. All of these candidates for election are currently serving as our directors and have been determined by the board to be independent.

Under the board’s Corporate Governance Guidelines, if any of the directors nominated for election at the 2011 annual meeting is not re-elected by the required majority vote, such director is required to promptly offer his or her resignation. The Board of Directors, giving due consideration to the best interests of the Company and our stockholders, is required to evaluate the relevant facts and circumstances, including whether the underlying cause of the director’s failure to receive the required majority vote can be cured, and make a decision on whether to accept the offered resignation. Any director who offers a resignation pursuant to this provision cannot participate in the board’s decision. The Board of Directors will promptly disclose publicly its decision and, if applicable, the reasons for rejecting the offered resignation. If the board accepts a director’s resignation pursuant to this process, the Governance Committee will recommend to the Board of Directors whether to fill the resulting vacancy or reduce the size of the board.

COMMITTEES OF THE BOARD

Committee Structure and Responsibilities

Our Board of Directors has four committees: the Audit Committee, the Compensation and Human Resource Committee, the Committee on Directors and Governance, and the Executive Committee.

Audit Committee: The Audit Committee is the principal agent of the Board of Directors in overseeing our accounting and financial reporting processes and audits of our financial statements and internal controls, including assisting in the board’s oversight of (i) the integrity of our financial statements, (ii) our compliance with ethical, legal and regulatory requirements, (iii) the qualifications, independence and performance of our independent registered public accounting firm, and (iv) the performance of our internal audit function.

The Audit Committee also:

•

is directly responsible for the appointment, compensation and oversight of our independent registered public accounting firm and pre-approving all audit services, as well as any audit-related, tax and other non-audit services, to be performed by the independent registered public accounting firm;

•	reviews and discusses with our independent registered public accounting firm its quality control procedures;

•	regularly reviews the annual audit plan of our independent registered public accounting firm, including the scope of audit activities, and monitors the progress and results of the annual audit;

•

meets with the independent registered public accounting firm, the internal auditors and management to review the adequacy of our internal controls and its financial, accounting and reporting processes;

•	discusses with management and the independent registered public accounting firm our annual audited financial statements and unaudited quarterly financial statements;

•

discusses with management and the independent registered public accounting firm (i) all critical accounting policies and practices used, (ii) any significant financial reporting issues and judgments made in connection with the preparation of our financial statements, including analyses of the effects of alternative accounting methods under generally accepted accounting principles that have been discussed with management and the treatment preferred by the independent registered public accounting firm, (iii) the effect of regulatory and accounting initiatives and off-balance sheet structures on our financial statements, and (iv) any other reports required by law to be delivered by the independent registered public accounting firm, including any management letter or schedule of unadjusted differences;

•	discusses management’s plans with respect to our major financial and enterprise risk exposures;

•

receives periodic reports from our internal auditors on findings of fraud, if any, and its significant findings regarding the design and/or operation of internal control over financial reporting as well as management responses to such findings;

•	reviews our periodic SEC filings and our quarterly earnings releases;

•	is responsible for overseeing our ethics and compliance program;

•	prepares the committee report required pursuant to the rules of the SEC for inclusion in our proxy statements; and

•	reviews relationships between the Company and our independent registered accounting firm to ascertain the independence of the external auditors.

The Audit Committee has four members, Messrs. Boykin, Fu, and Lund and Ms. Cooper, each of whom is independent and financially literate, as determined by the board under applicable SEC and NYSE standards. In addition, the board has determined that all of the members of the Audit Committee are “audit committee financial experts,” as defined under SEC regulations. No member of the committee may receive any compensation, consulting, advisory or other fee from us, other than board compensation described below under the caption “Director Compensation,” as determined in accordance with applicable SEC and NYSE rules. Each Audit Committee member is limited to serving on the audit committees of two other public companies, unless the Board of Directors evaluates and determines that these other commitments would not impair the director’s effective service to us.

A more detailed discussion of the committee’s mission, composition, and responsibilities is contained in the Audit Committee Charter. A copy of this charter, which was last amended by the committee on December 2, 2008, can be found on our corporate governance website at http://www.teradata.com/t/audit-committee-charter. A report of the Audit Committee is set forth below on page 57 of this proxy statement.

Compensation and Human Resource Committee: In general, this committee (i) discharges our board’s responsibilities relating to the compensation of our executives, (ii) provides general oversight of our management compensation philosophy and practices, benefit programs, and strategic workforce initiatives, (iii) oversees succession planning and leadership development activities, and (iv) reviews and approves our overall compensation principles, objectives and programs covering executive officers and key management employees as well as the competitiveness of our total executive officer compensation practices. The Compensation and Human Resource Committee also:

•	evaluates and reviews the performance levels of our executive officers and determines base salaries and equity and incentive awards for such officers;

•	establishes the annual goals and objectives of the Chief Executive Officer, after consulting with the independent members of the board;

•

at executive session of the Board of Directors, discusses its evaluation of, and determination of compensation for, the Chief Executive Officer based on the Chief Executive Officer’s performance against annual goals and objectives;

•	reviews and recommends to our Board of Directors for approval our executive compensation plans, including incentive compensation plans, and all equity-based compensation plans;

•

monitors our compliance with the Sarbanes-Oxley Act of 2002 relating to 401(k) plans and loans to directors and officers, NYSE rules relating to approval of equity compensation plans and other applicable laws affecting employee compensation and benefits;

•	reviews management’s proposals to make significant organizational changes or significant changes to existing executive officer compensation plans;

•

oversees our plans for management succession and development and, on an annual basis, assists the Board of Directors in reviewing and monitoring succession planning, particularly with respect to the Chief Executive Officer;

•

reviews and discusses with management the disclosures in our proxy statements with respect to executive compensation policies and procedures and produces the committee’s annual report related to such disclosure for inclusion in our proxy statements;

•	reviews the stock ownership guidelines and compliance of the Chief Executive Officer and other executive officers with such guidelines; and

•	oversees the Teradata Benefits Committee to which it delegated oversight and management responsibilities for U.S.-based employee benefit plans.

The Compensation and Human Resource Committee has three members, Messrs. Ringler, Stavropoulos and Schwarz, each of whom the Board of Directors has determined meets the NYSE listing independence standards and our independence standards. The committee may form subcommittees with authority to act on the committee’s behalf as it deems appropriate and has delegated authority to our Chief Executive Officer, as a member and subcommittee of, our board, to award equity to individuals other than executive officers in limited instances. In addition, the Chief Executive Officer conducts annual performance evaluations of executives and, after consulting with the Vice President, Human Resources, provides this committee with his assessments and recommendations with respect to the amount and form of compensation for such executives.

In April 2010, this committee extended the engagement of Semler Brossy Consulting Group, LLC as its outside compensation consultant to assist the committee in the development of our executive compensation and benefit programs, including the amount and form of such compensation, and in the evaluation of our Chief Executive Officer. The rules for the use of the compensation consultant by the committee and management include the following: (i) only the committee and its Chair can hire or fire the consultant; (ii) on an annual basis, the consultant will provide the committee with a letter of the projected scope of services for the year; (iii) the consultant’s work will be coordinated with our Vice President, Human Resources and any project undertaken at management’s request will be with the knowledge and consent of the committee Chair; (iv) the consultant will have direct contact with the committee; and (v) the committee will evaluate the performance of the consultant on an annual basis. In 2010, management did not engage the outside compensation consultant to perform any services for the Company.

A more detailed discussion of the committee’s mission, composition, and responsibilities is contained in the Compensation and Human Resource Committee Charter, which was last amended on February 2, 2010, and is available on our corporate governance website at http://www.teradata.com/t/compensation-committee-charter. A report of the committee is set forth below in the Compensation Discussion and Analysis beginning on page 24 of this proxy statement.

Committee on Directors and Governance: This committee is responsible for reviewing the board’s corporate governance practices and procedures and:

•	establishes procedures for evaluating the performance of the Board of Directors and oversees such evaluation;

•

reviews the composition of our Board of Directors and the qualifications of persons identified as prospective directors, recommends to the board the candidates to be nominated for election as directors, and, in the event of a vacancy on the board, recommends any successors;

•	reviews and makes recommendations to the board concerning non-employee director compensation;

•	sees that proper attention is given, and effective responses are made, to stockholder concerns regarding corporate governance; and

•	oversees the Company’s Code of Conduct and Corporate Governance Guidelines.

The Governance Committee has directly engaged Semler Brossy Consulting Group, LLC as its consultant to review our director compensation program in each year from 2008 to 2011.

The Governance Committee is composed entirely of independent directors, Messrs. Kepler, Ringler and Stavropoulos. The committee approved the nomination of the candidates reflected in Proposal 1. A more detailed discussion of the committee’s mission, composition and responsibilities is contained in its charter, which was last amended on December 2, 2008, and is available on our corporate governance website at http://www.teradata.com/t/committee-on-directors-and-governance-charter.

Executive Committee: The Executive Committee has four members, Messrs. Koehler, Lund, Ringler, and Stavropoulos. This committee has the authority to exercise all powers of the full Board of Directors, except those prohibited by applicable law, such as amending the bylaws or approving a merger that requires stockholder approval. This committee meets between regular board meetings if urgent action is required.

Board Committee Membership

Name	Executive Committee	Compensation and Human Resource Committee	Audit Committee	Committee on Directors and Governance
James M. Ringler	X*	X*		X
Edward P. Boykin			X
Nancy E. Cooper			X
Cary T. Fu			X
David E. Kepler				X
Michael Koehler	X
Victor L. Lund	X		X*
John G. Schwarz		X
William S. Stavropoulos	X	X		X*
Number of meetings in 2010	0	9	8	6
*	Chair

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During our fiscal year 2010, no member of the Compensation and Human Resource Committee was a current or former officer or employee of the Company. None of our executive officers served as a member of the compensation committee (or board of directors serving the compensation function) or director of another entity where such entity’s executive officers served on our Compensation and Human Resource Committee or board.

COMMUNICATIONS WITH DIRECTORS

Stockholders and interested parties wishing to communicate directly with our Board of Directors, any individual director, the Chairman of the Board, or our non-management or independent directors as a group are welcome to do so by writing our Corporate Secretary at Teradata Corporation, 10000 Innovation Drive, Dayton, Ohio 45342. The Corporate Secretary will forward any communications as directed. Any matters reported by stockholders or interested parties relating to our accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee as appropriate. Anonymous and/or confidential communications with the Board of Directors may also be made by writing to this address. For more information on how to contact our board, please see our corporate governance website at http://www.teradata.com/t/contact-the-board.

RELATED PERSON TRANSACTIONS

In 2007, our Board of Directors adopted a Related Person Transactions Policy. Under this policy, the board’s Governance Committee is responsible for reviewing and approving each related person transaction involving or potentially involving an amount in excess of $120,000. A related person is any director or executive officer, any immediate family member of a director or executive officer, and 5% or more stockholder and any immediate family member of a 5% or more stockholder.

This policy provides for approval or ratification of each related person transaction in accordance with the procedures and policies discussed below (i) by our Governance Committee, or (ii) if the Governance Committee determines that the approval or ratification of such related person transaction should be considered by all of the disinterested members of the Board of Directors, by a majority vote of the disinterested members of the board.

The policy provides for our General Counsel to advise the Chair of the Governance Committee of any related person transaction of which the General Counsel becomes aware. The Governance Committee is required to consider such related person transaction, unless the Governance Committee determines that the approval or ratification of such transaction should be considered by all of the disinterested members of the Board of Directors, in which case such disinterested members of the board will consider the transaction. Except as set forth below, we will not enter into a related person transaction that is not approved in advance unless the consummation of such transaction is expressly subject to ratification.

If we enter into a transaction that we subsequently determine is a related person transaction or a transaction that was not a related person transaction at the time it was entered into but thereafter becomes a related person transaction, then in either such case the related person transaction must be presented to the Governance Committee or the disinterested members of the Board of Directors, as applicable, for ratification. If the related person transaction is not ratified, then we are required to take all reasonable actions to attempt to terminate our participation in the transaction.

Factors that are reviewed by the Governance Committee or the Board of Directors, as applicable, include: the size of the transaction and the amount payable to a related person; the nature of the interest of the related person in the transaction; whether the transaction may involve a conflict of interest; and whether the transaction involves the provision of goods or services to us that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to us as would be available in comparable transactions with or involving unaffiliated third parties.

James R. Ringler, Chairman of the Teradata Board of Directors, has a son who is a partner at Wilson Sonsini Goodrich & Rosati and who performed work for the Company in 2010. Mr. Ringler explicitly recused himself from any involvement with respect to our retention of, or payments to, this law firm and, therefore, we do not consider the relationship to be material within the meaning of the related person transaction disclosure rules. In addition, there were no transactions required to be reported in this proxy statement since the beginning of fiscal year 2010, where this policy required review, approval or ratification or where this policy was not followed.

STOCK OWNERSHIP

Ownership by Officers and Directors

This table shows our common stock beneficially owned as of February 18, 2011, by each named executive officer included in the Summary Compensation Table found on page 39 of this proxy statement, each non-employee director, and the directors and executive officers as a group. As of that date, none of our directors or executive officers beneficially owned more than 1.0% of the issued and outstanding shares of our common stock. As a group, such directors and executive officers beneficially owned 1.46% of such stock.

Name	Total Shares Beneficially Owned (1)	Shares Covered by Options (2)	% of Class Beneficially Owned (3)
Non-Employee Directors

Edward P. Boykin, Class III Director	111,690	61,182	*
Nancy E. Cooper, Class I Director	10,566	5,436	*
Cary T. Fu, Class III Director	27,616	16,101	*
David E. Kepler, Class I Director	39,661	10,665	*
Victor L. Lund, Class III Director	76,598	49,182	*
James M. Ringler, Chairman of the Board and Class II Director	145,127	89,792	*
John G. Schwarz, Class II Director	964	0	*
William S. Stavropoulos, Class I Director (4)	83,886	33,182	*

Named Executive Officers

Michael Koehler, President, Chief Executive Officer and Class II Director (5)	783,079	585,301	*
Robert Fair, Executive Vice President, Global Field Operations	243,250	191,703	*
Daniel Harrington, Executive Vice President, Technology and Support Services	181,053	147,180	*
Darryl McDonald, Executive Vice President, Applications, Business Development and Chief Marketing Officer	262,165	209,746	*
Stephen Scheppmann, Executive Vice President and Chief Financial Officer	159,341	143,625	*

Current Directors and Executive Officers as a Group (16 persons)	2,481,423	1,803,031	1.46%

*	Less than one percent.

(1)	Unless otherwise indicated, total voting power and total investment power are exercised by each individual and/or a member of his or her household. This column includes: (i) shares covered by options that are exercisable within sixty days of February 18, 2011 (as listed in the “Shares Covered by Options” column); (ii) shares granted to directors, the receipt of which have been deferred, as follows: Mr. Boykin, 30,720 shares; Mr. Kepler, 5,131 shares; Mr. Lund, 11,628 shares; Mr. Ringler, 32,938 shares; and Mr. Stavropoulos, 16,787 shares; and (iii) vested restricted stock units, the receipt of which have been deferred, as follows: each of Messrs. Boykin and Lund, 11,788 units; Ms. Cooper, 2,221 units; Mr. Fu, 11,515 units; Mr. Kepler, 12,791 units; Mr. Ringler, 12,423 units; and Mr. Schwarz, 964 units.

(2)	Includes shares that the executive officer or director or his or her respective family members have the right to acquire through the exercise of stock options within sixty days after February 18, 2011. These shares are also included in the “Total Shares Beneficially Owned” column.

(3)	The total number of shares of our common stock issued and outstanding as of February 18, 2011 was 168,463,028.

(4)	Includes 2,000 shares held by Mr. Stavropoulos’ spouse.

(5)	Includes 21,503 shares held jointly by Mr. Koehler and his spouse.

Other Beneficial Owners of Teradata Stock

To the best of our knowledge, based on filings with the SEC made by beneficial owners of our stock, the following stockholders beneficially own more than 5% of our outstanding common stock.

Name and Address of Beneficial Owner	Total Number of Shares	Percent of Class (1)
Morgan Stanley (2) 1585 Broadway, New York, New York 10036	11,233,275	6.67%
BlackRock, Inc. (3) 40 East 52nd Street, New York, New York 10022	9,504,388	5.64%
The Vanguard Group, Inc. (4) 100 Vanguard Blvd., Malvern, Pennsylvania 19355	8,958,501	5.32%

(1)	Percent of class is based on 168,463,028 shares of Teradata common stock issued and outstanding as of February 18, 2011.

(2)	Information is based upon a Schedule 13G filed by Morgan Stanley with the SEC on February 9, 2011. According to this filing, Morgan Stanley has sole dispositive power with respect to 11,233,275 shares and sole power to vote 10,970,974 shares. According to this filing, Morgan Stanley Investment Management Inc., a wholly-owned subsidiary of Morgan Stanley and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, has sole dispositive power with respect to 9,005,816 shares and sole voting power with respect to 8,743,515 shares.

(3)	Information is based upon a Schedule 13G/A filed with the SEC on February 9, 2011, by BlackRock, Inc. and affiliated entities (successors in interest of Barclays Global Investors, NA), which reported sole voting and dispositive power. The following affiliates of BlackRock, Inc. are included in the filing: BlackRock Japan Co. Ltd., BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Fund Managers Limited, BlackRock International Limited, and BlackRock Investment Management (UK) Limited.

(4)	Information is based upon a Schedule 13G filed by The Vanguard Group, Inc. with the SEC on February 9, 2011. According to this filing, The Vanguard Group, Inc. has sole dispositive power over 8,747,028 shares, shared dispositive power over 211,473 shares and sole power to vote 211,473 shares. According to this filing, Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc. and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 211,473 shares as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares.

DIRECTOR COMPENSATION

Teradata’s Director Compensation Program is designed to enhance our ability to attract and retain highly qualified directors and to align their interests with the long-term interests of our stockholders. The program consists of both a cash component, designed to compensate independent directors for their service on the board and its committees, and an equity component, designed to align the interests of independent directors and stockholders. Mr. Koehler receives no compensation for his service on the board.

Annual Retainer

Under the Director Compensation Program, for the 2010–2011 board year (the period between the Company’s annual stockholders’ meetings), each non-employee member of Teradata’s board receives an annual retainer of $50,000. The Chairman of the Board of Directors (Mr. Ringler) receives an additional retainer of $100,000, and each director serving on the Audit Committee receives an additional retainer of $5,000. The Chair of the Governance Committee receives an additional retainer of $9,000, and the Chairs of the Audit Committee and Compensation and Human Resource Committee each receive an additional retainer of $12,000.

Prior to January 1 of each year, a director may elect to receive all or a portion of his or her annual retainer in Teradata common stock instead of cash. In addition, a director may elect to defer receipt of shares of common stock payable in lieu of cash. Payments for deferred stock may be made only in shares of Teradata common stock.

Initial Equity Grant

The Director Compensation Program provides that upon initial election to the board, each non-employee director will receive a grant of restricted stock units (“RSUs”). A director may elect to defer receipt of the shares of common stock that would otherwise be received upon vesting of RSUs. The RSUs vest in four equal quarterly installments commencing three months after the grant date. Payment is made only in Teradata common stock.

Mr. Schwarz was the only director to receive an initial equity grant during 2010 in connection with his appointment to the board. In this regard, on September 20, 2010, Mr. Schwarz received an initial equity grant of RSUs with a total dollar value equal to $75,000 on the date of grant.

Annual Equity Grant

The Director Compensation Program also provides that on the date of each annual meeting of stockholders each non-employee director will be granted RSUs and options to purchase a number of shares of Teradata common stock in an amount determined by the Governance Committee and approved by the board. For the 2010–2011 board year, each of the non-employee directors, other than Mr. Schwarz who joined the board mid-year, received an annual equity grant with a total dollar value of $175,000 allocated equally between stock options and RSUs. As Chairman of the Board, Mr. Ringler also received an additional equity grant of with a value of $50,000 that was also allocated equally between options and RSUs. Any RSUs awarded will vest in four equal quarterly installments commencing three months after the grant date. Any options that are granted will be fully vested and exercisable on the first anniversary of the grant. If the grant is made in the form of RSUs, a director may elect to defer receipt of the shares of common stock payable when the RSUs vest.

Mid-Year Equity Grant

The Director Compensation Program also provides the board with the discretion, based on the recommendation of the Governance Committee, to grant mid-year equity grants in the form of stock options and/or awards of restricted stock or RSUs to directors who are newly elected to the board after the annual meeting of stockholders. If a mid-year equity grant is made in the form of RSUs, a director may elect to defer receipt of the shares of common stock that would otherwise be received upon vesting. Option grants made in connection with a mid-year equity grant will be fully vested and exercisable on the first anniversary of the grant. Restricted stock unit grants made in connection with a mid-year equity grant vest in four equal quarterly installments commencing three months after the grant date. Payment is made only in Teradata common stock.

Because he joined the board in September of 2010, the board exercised its discretion and awarded Mr. Schwarz a mid-year equity grant with a total dollar value of $105,000 allocated equally between stock options and RSUs.

Benefits

We do not provide any retirement or other benefit programs for our directors. However, directors may have their spouses or immediate family members accompany them on our aircraft when traveling on approved business trips, which occurred on five occasions in 2010.

2010 Director Compensation Table

The following table provides information on compensation paid to our non-employee directors in 2010.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Total ($)
James M. Ringler, Chairman	191,000	114,126	114,909	420,035
Edward P. Boykin	—	143,547	89,374	232,921
Nancy E. Cooper	63,056	88,771	89,374	241,200
Cary T. Fu	63,056	88,771	89,374	241,200
David E. Kepler	—	139,300	89,374	228,674
Victor L. Lund	75,056	88,771	89,374	253,200
John G. Schwarz	14,028	142,976	55,876	212,880
William S. Stavropoulos	—	146,927	89,374	236,301

(1)	Represents the annual cash retainer earned for 2010. Messrs. Boykin and Kepler elected to receive their cash retainers in deferred shares payable as described in footnote 2 below. Mr. Stavropoulos elected to receive his cash retainer in current shares. These deferred and current shares are reported in the “Stock Awards” column.

(2)	This column shows the aggregate grant date fair value, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”), of RSU awards, deferred shares (also referred to as “phantom shares”) paid in lieu of cash annual retainers, and current shares paid in lieu of the cash annual retainers, in each case in 2010. See Note 5 of the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (our “2010 Annual Report”) for an explanation of the assumptions we made in the valuation of these awards. The grant date fair value of each award is as follows: for Messrs. Ringler, Boykin, Fu, Kepler, Lund and Stavropoulos and Ms. Cooper: $88,771; and Mr. Schwarz, $84,104 for his initial equity grant and $58,872 for his mid-year equity grant.

The number of RSUs and deferred shares outstanding as of December 31, 2010, for each of the non-employee directors is as follows: Mr. Ringler, 46,313; Mr. Boykin, 43,249; Ms. Cooper, 2,962; Mr. Fu, 12,256; Mr. Kepler, 18,663; Mr. Lund, 24,157; Mr. Schwarz, 3,859; and Mr. Stavropoulos, 18,268.

(3)	This column shows the aggregate grant date fair value, as determined in accordance with FASB ASC Topic 718, of each stock option granted in 2010. See Note 5 of the Notes to Consolidated Financial Statements contained in our 2010 Annual Report for an explanation of the assumptions we made in the valuation of these awards.

The number of shares underlying each option award outstanding as of December 31, 2010 for each of the non-employee directors is as follows: Mr. Ringler, 100,286; Mr. Boykin, 69,344; Ms. Cooper, 13,598; Mr. Fu, 24,268; Mr. Kepler, 18,827; Mr. Lund, 57,344; Mr. Schwarz, 4,379; and Mr. Stavropoulos, 33,182.

Director Stock Ownership Guidelines

Under the board’s Corporate Governance Guidelines, each director should hold stock valued at no less than five times the amount of the annual retainer paid to such director within five years after he or she is first elected to the Teradata Board of Directors. Stock or stock units beneficially owned by the director, for which beneficial ownership is not disclaimed, including stock or stock units held in a deferral account, should be taken into account. However, for this purpose, the board does not believe it appropriate to consider stock options granted to directors by the Company.

NO INCORPORATION BY REFERENCE

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the following “Board Compensation and Human Resource Committee Report on Executive Compensation” and the “Board Audit Committee Report” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material” under SEC rules. In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

BOARD COMPENSATION AND HUMAN RESOURCE COMMITTEE REPORT ON

EXECUTIVE COMPENSATION

The Compensation and Human Resource Committee of the Board of Directors (the “Committee”) manages the Company’s compensation programs on behalf of the Board of Directors. The Committee reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this proxy statement. In reliance on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Dated:     February 25, 2011

The Compensation and Human Resource Committee:

James M. Ringler, Chair

John G. Schwarz, Member

William S. Stavropoulos, Member

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information about our compensation program for Messrs. Koehler, Scheppmann, Harrington, Fair, and McDonald. We refer to these individuals as our “named executive officers.”

Executive Summary

Our executive compensation program is designed to deliver a competitive total compensation package to our named executive officers that is aligned with our stockholders’ interests, as demonstrated by the following:

•	Our core program consists of base salary, annual incentives and long-term incentives, each of which is designed to be at market median levels.

•	A significant portion of the core program is delivered through variable compensation elements that are tied to the Company’s key performance objectives.

•	We do not provide any perquisites, fringe benefits or supplemental retirement benefits to our executives.

•

We do not maintain employment agreements with our executive officers—other than an agreement with our Chief Executive Officer, which was negotiated and approved prior to the Company’s spin off in 2007.

•

Our change in control arrangements provide benefits on a “double trigger,” meaning that the severance benefits are due, and equity awards vest, only if our executives incur a qualifying termination in connection with a change in control.

In addition, the following enhancements were made in 2010 to further align our executive compensation program to stockholders’ interests:

•

We adopted enhanced stock ownership guidelines requiring that our executives achieve robust stock ownership requirements, ranging from 115,000 shares for our Chief Executive Officer to 35,000 shares for our other named executive officers.

•

We implemented a Compensation Recovery Policy (commonly referred to as a clawback policy) that allows us to recover certain incentive compensation if it was paid out based on financial results that are subsequently restated. In addition, we retain the right to cancel outstanding equity awards and recover realized gains if executives engage in certain “harmful activity,” such as violating a non-competition or non-solicitation covenant.

The Company’s 2010 financial results exceeded expected performance. We delivered strong operational performance for the year and achieved our key strategic initiatives of improving expense efficiencies, growing market share and driving operational excellence, including improved product quality. As a result, our 2010 annual incentive and performance-based restricted stock unit awards paid out well above target level, commensurate with our performance during the year.

Pay-for-Performance

Our executive compensation program is designed to achieve the Company’s goal of attracting, retaining and developing global business leaders with proven capabilities to drive financial and strategic growth while also delivering long-term stockholder value.

As a result, a significant portion of our executive officers’ compensation is variable and structured to deliver the appropriate pay opportunity contingent upon our financial performance and stock price performance over the long term. The variable compensation elements of our program include annual incentive (cash-based compensation) and long-term incentive (performance-based restricted stock units and stock options) opportunities. The annual incentive program primarily rewards current performance and leading indicators of future performance. Our long-term incentive program motivates our named executive officers to focus on current and aspirational strategic, operational and financial objectives over a broader time period, which enhances their alignment with our long-term performance and their retention incentive opportunities.

In 2010, approximately 63% of the target total direct compensation for our named executive officers, other than the Chief Executive Officer, was delivered through variable compensation, including annual incentives, stock options and performance-based restricted stock units. The target total direct compensation mix for the Chief Executive Officer was roughly 69% variable, which reflects the complexity and expectations of his role. The following charts illustrate this point.*

*	Annual incentives, service-based restricted stock units (RSUs), and performance-based restricted stock units (PBRSUs) are reflected at target levels.

Risk Assessment

In consultation with the Compensation and Human Resource Committee of the Teradata Board of Directors (the “Committee”), members of management from our human resources, legal and risk management groups assessed whether the Company’s compensation policies and practices encourage excessive or inappropriate risk taking by our employees, including employees other than our named executive officers. This assessment included a review of the risk characteristics of our business, our internal controls and related risk management programs, the design of our incentive plans and policies, and the impact of risk mitigation features.

Management reported its findings to the Committee, and after review and discussion, the Committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on our business. Although a significant portion of our executive compensation program is performance-based, the Committee has focused on aligning our compensation policies with the long-term interests of our stockholders and avoiding rewards that could create excessive or inappropriate risks to the Company, as evidenced by the following:

•

Our executive compensation program reflects an appropriate mix of compensation elements and balances current and long-term performance objectives, cash and equity compensation, and risks and rewards associated with executive roles.

•	We use a variety of performance goals that are consistent with our business objectives and correlate to long-term value. The list of performance goals was expanded in 2009 and 2010 to include revenue, operating income, earnings per share, and various strategic measures. Our performance goals are set at levels that we believe are reasonable in light of past and expected performance and market conditions.

•

We do not use highly-leveraged performance goals. Instead, incentive opportunities are based on balanced performance metrics that promote disciplined progress toward long-term goals, and all payouts are capped at a pre-established percentage of the target payment opportunity.

•

Our revenue, operating income and earnings per share goals directly tie to our audited financial statements. These results are highly scrutinized by our finance and accounting departments as well as our external auditors.

•

Total direct compensation levels are heavily weighted to equity incentive awards, which generally vest over a period of three to four years, in order to focus our executives on long-term performance and to enhance retention.

•	We retain discretion to adjust compensation levels based on the quality of Company and individual performance and adherence to the Company’s ethics and compliance programs, among other things.

•	We regularly evaluate the compensation practices of our peer companies to confirm that our compensation programs are consistent with market practice.

•

Our enhanced stock ownership policy requires the members of our Leadership Team, including our named executive officers, to hold a minimum level of Teradata shares to ensure that each executive has personal wealth tied to the long-term success of the Company and, therefore, is aligned with stockholder interests.

•

In 2010, we adopted a “clawback policy,” under which the board may require the reimbursement of any incentive compensation if the payment was predicated upon financial results that were subsequently the subject of a restatement. The board also retains the right to cancel outstanding equity awards and recover realized gains if executives engage in certain “harmful activity,” such as violating a non-competition or non-solicitation covenant.

Competitive Compensation Practices

As part of its annual management performance evaluation, the Committee determines the appropriate base salary, annual incentive and long-term incentive opportunities for our named executive officers. In this regard, the Committee retains Semler Brossy Consulting Group, LLC (“SBCG”) to assist it in developing and assessing our executive compensation strategy and program. SBCG reports directly to the Committee and serves at the sole discretion of the Committee. Moreover, SBCG does not perform any other services to the Company other than in connection with its work for the Committee.

The Committee requests SBCG to conduct analyses regarding the competitiveness of our compensation program for each named executive officer. In response, SBCG provides information about the market levels, pay mix and overall design for the following components of our executives’ compensation:

•	Base salary;

•	Annual incentive compensation;

•	Total target cash compensation, which is base salary plus annual incentive compensation;

•	Long-term incentive awards; and

•	Total direct compensation, which is base salary, annual incentive compensation, and long-term incentive awards.

The market data is derived by SBCG from several sources, including the companies in our executive compensation peer group, as established by the Committee, and selected compensation surveys. Each of these sources is described below.

Executive Compensation Peer Group

In order to be included in the peer group for 2010, a company had to satisfy the following requirements: (i) be software focused, or storage focused with a software component, (ii) have revenues of between one-third to three times our size, (iii) be publicly traded in the United States, (iv) be focused on selling business-to-business on a global basis across industries, and (v) have revenue per employee of between 30% below or 30% above our revenue per employee. Using these criteria, the 21 companies included in our executive compensation peer group for 2010 (listed in alphabetical order) were:

Executive Compensation Peer Group Companies
Adobe Systems Incorporated	NetApp, Inc.
Akamai Technologies	Novell, Inc.
BMC Software, Inc.	Open Text Corporation
Brocade Communication Systems, Inc.	Parametric Technology Corporation
CA Technologies	Synopsys, Inc.
Citrix Systems Inc.	Sybase, Inc.*
EMC Corporation	Symantec Corporation
Fair Isaac Corporation	TIBCO Software Inc.
Informatica Corporation	VeriSign, Inc.
Lawson Software Inc.	VMware, Inc.
McAfee, Inc.*
*	Removed from the peer group during 2010 after acquisition by other companies.

Because we operate in a dynamic industry, the Committee regularly reviews our executive compensation peer group to determine whether any adjustments would be appropriate to the screening criteria listed above for the members of the group.

Compensation Surveys

SBCG utilizes survey information collected from the Towers Watson 2010 U.S. High-Tech Executive Benchmark Survey and a special peer group cut of the Radford 2010 Executive Survey. The special cut of the Radford survey was selected because (i) it is focused on technology companies and technology-specific positions, and (ii) nearly all of the 21 companies in our peer group participated in the survey. The Towers Watson survey was selected to complement the Radford survey so that, where possible, two sources of compensation information could be used as a reference point. The companies that participated in the high-tech Towers Watson survey, as well as the companies included in the special peer group cut of the Radford survey, are listed in Appendix A of this proxy statement.

Coordination of the Various Sources of Market Data

SBCG customizes the market data for each named executive officer to ensure that (i) the scope and complexity of the respective positions of the executives correspond with the responsibilities of persons occupying similar positions at the companies in the market data, and (ii) the companies in the market data reasonably correspond to the market for executive talent that is relevant to each executive. In this regard, the competitive analysis prepared by SBCG included the use of the compensation peer group, compensation surveys, and internal peer compensation data for each named executive officer that was based on data from the following sources:

Named Executive Officer	Source of Competitive Data
Michael Koehler	Proxy Peer Group
Stephen Scheppmann	Towers/Radford/Proxy Peer Group
Daniel Harrington	Internal Peer Group/Radford
Robert Fair	Proxy Peer Group/Radford
Darryl McDonald	Towers/Radford

Proxy Peer Group:	The 2010 Executive Compensation Peer Group
Radford:	Special cut of the Radford 2010 Executive Survey
Towers:	Towers Watson 2010 U.S. High-Tech Executive Benchmark Survey
Internal Peer Group:	Teradata Leadership Team Members, which was used when there was no market match for a particular role

Use of Market Data

We believe that each element of our compensation program should remain competitive in order to retain, motivate, and, if necessary, attract key executive talent. To achieve this objective, the Committee generally strives to establish base salary, annual incentive and long-term incentive opportunities at the approximated median of the competitive market data described above. However, market data is regarded as a general reference point by the Committee. The Committee makes adjustments to reflect individual performance and retains the flexibility to modify compensation levels to respond to market conditions, promotions, and other relevant circumstances.

Role of CEO and the Board in the Compensation Process

When establishing the compensation program for our named executive officers, the Committee considers input and recommendations from management, including Mr. Koehler, who attends the Committee’s meetings except during its executive sessions. Specifically, as part of the annual compensation planning process for 2010:

•

Mr. Koehler performed an annual evaluation of the performance of each of the other named executive officers and recommended that each executive receive a 2% merit increase as part of the Company’s global merit program;

•

In determining the financial and strategic goals and relative weightings under the 2010 annual bonus program for our named executive officers, the Committee solicited input from Mr. Koehler, who provided his recommendations with respect to these elements of the program; and

•

Mr. Koehler also provided his recommendations to the Committee regarding the relevant performance period, performance metric and vesting schedule with respect to the performance-based restricted stock units that were granted in 2010.

After receiving such recommendations, the Committee exercised its discretion in establishing the compensation for executives, including the equity awards granted in 2010. In the case of Mr. Koehler, the Committee met in executive session to conduct his performance review, and the independent members of the board approved Mr. Koehler’s compensation levels after review and consultation with the Committee.

Elements of Executive Compensation

Following is a brief summary of each element of our compensation program as it applies to each of the named executive officers.

Base Salary

We provide a base salary to retain and, if necessary, attract key executive talent and to align our compensation with market practices. Base salaries are reviewed and established by the Committee on a competitive basis each year. In connection with our global merit increase, each named executive officer, other than Mr. Koehler, received a 2% increase in his base salary—which was consistent with merit-based adjustments made with respect to our general employee population. At Mr. Koehler’s request, the Committee did not apply the same 2% merit increase to his salary; it remained unchanged from 2009.

Annual Incentive (Annual Bonus Awards)

All of our named executive officers participate in the Teradata Corporation Management Incentive Plan (the “MIP”) that provides for annual incentive compensation. The MIP is an important component of total cash compensation because it rewards our executives for achieving targeted, annual financial, operational and strategic results and emphasizes variable or “at risk” compensation.

The MIP provides annual incentive opportunities for each named executive officer based on an incentive formula tied to our earnings before income and taxes (“EBIT”), which is roughly equal to our income before income taxes as reported on our income statement. EBIT was selected as the appropriate performance measure since the level of EBIT reflects the operating strength and efficiency of the Company. The incentive formula is 1.5% of EBIT for Mr. Koehler and 0.75% of EBIT for each of the other named executive officers. The EBIT incentive formula establishes the maximum amount payable each year under the MIP for each named executive officer; but the executives are not assured of earning this maximum amount, and it was not paid in prior years. Instead, the Committee has the authority to reduce the annual amount payable under the EBIT incentive formula based on its assessment of financial goals (e.g., operating income or revenue), achievement of non-financial goals, economic and relative performance considerations and assessments of individual performance. In 2010, the Committee established target award opportunities for the named executive officers and established performance metrics under an annual bonus program, described below, to determine the actual payout levels under the MIP.

2010 Annual Bonus Program.

The Committee established target award opportunities for the named executive officers under the 2010 annual bonus program, which were expressed as a percentage of base salary.

The Committee did not make any adjustments to the target award opportunities under the 2010 annual bonus program for Messrs. Scheppmann, Harrington, Fair or McDonald because they were generally competitive with the market at the time. However, the Committee increased Mr. Koehler’s annual incentive opportunity from 100% to 110% of base salary to bring his target award level to approximately the market median level.

The 2010 annual incentive opportunities were as follows:

Named Executive Officer	Target Award Opportunity (% of Base Salary)
Michael Koehler	110%
Stephen Scheppmann	75%
Daniel Harrington	75%
Robert Fair	75%
Darryl McDonald	75%

The Committee also established specific annual performance goals for the named executive officers under the 2010 annual bonus program. As was the case in 2009, to balance risk, the Committee continued to support an annual bonus design based on financial and strategic measures. The financial goals continued as revenue and operating income with specific minimum, target and maximum performance levels. The strategic measures focused on three primary objectives: (1) improving expense efficiencies and optimizing spending at every level, (2) driving operational excellence, and (3) growing market share. These strategic measures were updated slightly from those included in the 2009 program to incorporate the Company’s movement from cash flow management to effective capital structure leverage, to emphasize the importance of the Company’s ethics and compliance program, and to reflect our proactive approach to the changing revenue recognition environment.

The following chart shows the relative weightings and business objectives for the financial and strategic measures. In 2010, the Committee reduced the weight allocated to strategic measures from 50% to 30% to signify the continued importance of the Company’s financial and operational performance and the desire to have a balanced program with more equally-weighted performance factors.

Measure	Weighting	Business Objective
Revenue	35%	Focus executives on achieving revenue growth objectives
Operating Income	35%	Focus executives on delivering attractive contribution margins and stockholder value
Strategic	30%	Improve expense management, drive operational excellence and grow market share to position Teradata well for future success

The payout opportunity related to each measure ranged from 0% to 200% of the annual incentive opportunity apportioned to each measure; although no payout could be earned for either financial measure if the threshold level of operating income was not achieved. This payout formula was a sliding scale, based on straight line interpolation, that was designed to motivate and reward superior performance, as the payout percentage directly corresponded to the extent to which target performance was achieved. The total payout to participants is based on the weighted sum of the three measures, although the actual payout could also be adjusted up or down based on the Committee’s assessment of individual performance.

The following chart sets forth the 2010 performance goals and the related levels of performance for the revenue and operating income financial measures.

2010 Financial Performance Measure (in millions)	0% (Threshold)	100% (Target)	200% (Maximum)
Revenue	$1,763	$1,842	$2,000
Operating Income	$338	$370	$410

To reinforce our pay-for-performance culture, the target levels of performance for the revenue and operating income goals represented 8% and 9% increases, respectively, over actual 2009 results. Under this program, our executives were required to provide significant contributions and dedication in order to attain target performance and to achieve our business goal of growing revenue and operating income results year-over-year.

Unlike the financial performance measures, the Committee did not use pre-established targets, weightings or formulas to determine the payout level with respect to the strategic goals. Instead, the payout level for the strategic goals was based on a subjective assessment of actual performance relative to a overall mix of strategic measures based on key performance criteria, including (i) improving expense efficiencies and optimizing spending, (ii) driving operational excellence by effectively leveraging our capital structure, adapting to a changing revenue recognition environment, and continuing improvements to our product delivery and quality metrics, and (iii) growing market share through new account wins, territory expansions, beating competition, and leveraging new products.

2010 Bonus Payouts.

The following table reflects the actual achievement level for each performance goal under the 2010 annual bonus program, along with the payout percentage for each goal and the total payout percentage under the annual bonus program.

2010 Performance Measure	Actual Result (in millions)		Percentage of Target Achieved	Payout Percentage
Revenue (35%)	$1,964	*	177.2%	62.0%
Operating Income (35%)	$413.9		200.0%	70.0%
Strategic Measures (30%)	See below		125.0%	37.5%
*	Reported 2010 revenue of $1,936 million was adjusted for currency as described below.

The Committee’s determination of performance against the financial goals was made based on the Company’s 2010 reported financial results. At the time the goals were established, the Committee authorized minor adjustments to the revenue results to exclude the negative impact of foreign currency exchange rates on revenue from pre-established 2010 plan rate levels so that payouts are based on operating performance and not currency translation impacts. As a result, base revenue by country/currency, as reported in our 2010 financial statements, was increased by 1.4% to exclude the negative effect that currency exchange rates had on our reported revenue results so that the achievement level for the revenue measure was based on operational performance only and not currency translation impacts versus the target levels described above. No adjustments were made to the operating income results in determining the level of performance achievement.

During the year, the Committee conducted periodic performance reviews with input from management regarding the status of the Company’s performance against the strategic measures. In February 2011, the Committee considered a number of performance factors, including those described below, to assess the attainment of the strategic measures for 2010. In particular, during the year, the Company successfully:

•	Exceeded new account win and sales territory expansion objectives, but fell short of revenue expectations for new territories;

•	Attained excellent win rates against competition;

•	Outperformed selling, general and administrative expense level objectives;

•	Reached superior data warehousing quality objectives;

•	Surpassed cost erosion objectives;

•	Achieved overall desired system availability and productivity improvements;

•	Implemented programs to comply with new revenue recognition accounting principles;

•	Was recognized for world-class ethics and compliance program; and

•	Successfully leveraged capital structure for future growth.

Based on its review of these factors, among other things, the Committee made a subjective determination of the payout level with respect to the strategic measures, without using specific targets, weightings or formulas in reaching its conclusion. The Committee then reviewed its assessment of the appropriate payout level with the independent members of the full Board of Directors and concluded that a payout above the target level (i.e., 125% of target) in respect of these measures was appropriate.

Based on the performance results for 2010, the Committee authorized the following annual bonus payouts under the MIP for each named executive officer:

Named Executive Officer	Target Opportunity (% of base salary)	Actual Payout (% of Target)	Total Award
Michael Koehler	110%	169.52%	$1,305,304
Stephen Scheppmann	75%	169.52%	$532,547
Daniel Harrington	75%	169.52%	$465,332
Robert Fair	75%	169.52%	$465,332
Darryl McDonald	75%	169.52%	$426,555

For more information on the 2010 annual bonus program for our named executive officers, please refer to the “Grants of Plan-Based Awards” section on page 41 of this proxy statement.

Long-Term Incentives (Equity Awards)

Our named executive officers have an opportunity to participate in a long-term, performance-based equity program. This program is designed to reinforce retention goals, reward Company and individual performance, and drive sustainable, long-term growth for our Company and stockholders.

Equity Grant Approval Policy.

Pursuant to our equity grant approval policy, annual equity awards are granted at the regular meeting of the Committee that occurs within the period that begins on the later of two days after we announce our third quarter results, or the date we file our third quarter report on Form 10-Q, and ends on December 15. This will typically be the meeting that falls in the week following the Thanksgiving holiday each year. The grant date of the annual equity awards is the date the independent members of the board approve the CEO’s annual equity award, which is generally the date immediately following the annual awards meeting of the Committee. The Committee does not grant equity awards in anticipation of the release of material, non-public information. Similarly, we do not time the release of material, non-public information based on equity grant dates.

2010 Long-Term Incentive Opportunity.

The Committee has been utilizing a multi-year approach to increase our executives’ total direct compensation levels to approximate our executive compensation peer group’s median levels by increasing the percentage of total direct compensation that is aligned to long-term incentives.

When establishing the 2010 long-term incentive opportunity levels of our named executive officers, the Committee balanced the goal of setting long-term incentive opportunities at more competitive levels with the need to appropriately manage the dilutive impact and financial accounting cost of the program. Moreover, the Committee considered its assessment of each named executive officer’s general performance during the year, as well as his relative roles and responsibilities and potential within the Company, prior to finalizing long-term incentive award values.

The following chart provides the target long-term incentive award levels and total direct compensation percentiles of market median for each of our named executive officers, inclusive of the 2010 equity grant.

Named Executive Officer	2010 Long-Term Incentive Award Value	Total Direct Compensation Percentile of Market Median
Michael Koehler	$4,350,000	108%
Stephen Scheppmann	$900,000	84%
Daniel Harrington	$1,100,000	n/a*
Robert Fair	$1,100,000	96%
Darryl McDonald	$1,100,000	108%

 * Because an internal peer group was used for Mr. Harrington, market median data was not compiled.

Equity Awards.

In December 2010, the Committee determined that 50% of the long-term incentive opportunity would be provided through stock options, and allocated the remaining 50% equally between service-based and performance-based restricted stock units. The Committee chose this mix of equity awards for several reasons. First, a combination of stock options and restricted stock units was intended to help us better manage stock dilution, as stock options are generally more dilutive than service-based and performance-based restricted stock units. Second, service-based restricted stock units help us to enhance our retention incentives for our executives. Third, performance-based restricted stock units reinforce a performance-based culture by rewarding executives directly for the achievement of stated financial goals.

The number of shares subject to each executive’s stock option award was determined by dividing one half of the long-term incentive award value set forth in the table above by the average of the closing per-share price of our common stock for the twenty trading days immediately preceding the effective date of the equity award, and the result was divided by the current year’s Black-Scholes valuation factor. Similarly, the number of shares subject to each executive’s service-based and performance-based restricted stock unit award was determined by dividing one-quarter of the applicable dollar value of the long-term incentive award value set forth in the table above by the average of the closing per-share price of our common stock for the twenty trading days immediately preceding the effective date of the equity award.

Stock Options.    All stock options are granted with an exercise price equal to the fair market value of the shares on the date of grant. Because the value of stock options increases when our stock price increases, which is designed to reward sound business decisions that lead to improved long-term performance, stock options align the interests of executive officers with those of stockholders. In addition, because they vest over a four-year period, stock options are intended to help retain our executives and maintain a focus on future success.

Service-Based Restricted Stock Units.    The service-based restricted stock units provide our named executive officers with the opportunity to receive shares of our common stock if they remain employed with us through the third anniversary of the date of grant. The service-based restricted stock units are intended to help retain our executives and maintain a focus on future and continued success.

Performance-Based Restricted Stock Units.    The performance-based restricted stock units provide our named executive officers with the opportunity to receive a credit of restricted stock units based on the extent to which the Company achieves certain levels of two equally-weighted performance metrics during the 2011 calendar year: earnings per share and revenue. The Committee selected a one-year performance period because (i) it enabled the Committee to establish performance objectives that would be highly motivating and meaningful for our executives, and (ii) it was consistent with competitive practices, especially among our executive compensation peer group.

The earnings-per-share goal for the performance-based restricted stock units, together with the financial and strategic measures under the annual bonus program, are intended to reflect a balanced mix of quantitative and qualitative performance measures and to focus our named executive officers on building sustained long-term stockholder value. The payout opportunity ranges from 25% to 200% of the units subject to the award; although no payout can be earned if performance was below the threshold level. The performance metrics for this award will not be established by the Committee until March 2011, and it is expected that the target performance level will be set within the earnings per share and revenue guidance provided by the Company to investors during the first quarter of 2011 and will be based on a year-over-year growth percentage consistent with the Company’s strategic long-range plan.

Once financial results for the 2011 performance period have been finalized, the Committee will certify the number of units, if any, to be credited to the executive’s account based on actual earnings per share and revenue results compared to target. The units, if any, would vest on the third anniversary of the date of grant, provided that the executive remains employed with us through that date. This vesting and payout schedule helps to focus our executives on generating earnings per share and revenue results that translate into sustained, long-term stockholder value.

For more information on the 2010 long-term incentive awards for our named executive officers, please refer to the “Grants of Plan-Based Awards” section on page 41 of this proxy statement.

2009 Performance-Based Restricted Stock Units.

In December 2009, we granted performance-based restricted stock units to our named executive officers, providing them the opportunity to receive a credit of restricted stock units based on the extent to which the Company achieved certain levels of earnings per share during the 2010 calendar year. The payout opportunity ranged from 25% to 200% of the units subject to the award; although no payout could be earned if performance was below the threshold level. The earnings per share goals were as follows:

Performance Goal	25% (Threshold)	50%	100% (Target)	200% (Maximum)
Earnings Per Share	$1.54	$1.59	$1.64	$1.90

In February 2011, the Committee certified that our 2010 earnings-per-share as defined under this program was $1.83, which resulted in a 173.7% payout level under the 2009 performance-based restricted stock units. The Company’s reported earnings per share for 2010 were adjusted to exclude the adverse impact of certain pre-approved adjustment items, including (i) items relating to the Company’s merger and acquisition activities during the year, (ii) changes in the Company’s marginal effective tax rate, excluding tax discrete items, between planned earnings mix by country and actual results, and (iii) the effect of foreign currency exchange rates on the Company’s operating income. As a result, each of our named executive officers received the following number of restricted stock units under these awards:

Named Executive Officer	Restricted Stock Units (#)
Michael Koehler	117,563
Stephen Scheppmann	24,981
Daniel Harrington	26,451
Robert Fair	26,451
Darryl McDonald	27,628

One third of the earned units vested on the date the Committee certified performance results. Another third will vest on the first anniversary of the certification date, and the remaining third will vest on the second anniversary of the certification date, provided that the executive remains employed with the Company through the applicable vesting dates.

2008-2010 Performance-Based Restricted Stock Units.

In 2008, we granted performance-based restricted stock units to our named executive officers. Payment of the performance-based restricted stock units depended on the extent to which Teradata achieved two equally-weighted performance measures during the period commencing January 1, 2008 and ending December 31, 2010. The payout opportunity ranged from 25% to 200% of the units subject to the award; although no payout could be earned if performance was below the threshold level. The goals were as follows:

Performance Goal (in millions)	25% (Threshold)	100% (Target)	200% (Maximum)
Revenue	$5,220	$6,108	$6,995
Operating Income	$1,017	$1,198	$1,378

In February 2011, the Committee certified that, under this program, our cumulative revenue for the 2008-2010 performance period was $5,407.5 million and our cumulative operating income for the 2008-2010 performance period was $1,085.2 million. As a result, the payout for the 2008-2010 performance-based restricted stock units was 47.1% of the target award. For each named executive officer’s actual payout, please refer to the “Option Exercises and Stock Vested” section on page 44 of this proxy statement.

Stock Ownership Guidelines

We maintain stock ownership guidelines which are intended to ensure that the members of our Leadership Team maintain an equity interest in the Company at a level sufficient to assure our stockholders of their commitment to value creation while satisfying the executives’ needs for portfolio diversification.

Prior to July 2010, our stock ownership guidelines required executive officers to accumulate ownership of common stock equal to three times base salary (five times base salary in the case of our Chief Executive Officer) over a period of five years. In July 2010, the Committee made several changes to enhance and strengthen these guidelines:

•	Coverage was expanded from our executive officers to every member of the Teradata Leadership Team.

•

The ownership requirements were expressed as a fixed number of shares rather than a multiple of base salary (although the fixed number of shares generally was based on the applicable multiple of base salary in effect immediately prior to the revision). This change was intended to mitigate the impact of market volatility on the ownership guidelines for the covered executives. The Committee expects to revisit these fixed share levels periodically and adjust them as appropriate.

•

A retention ratio was added, under which members of our Leadership Team generally are expected to hold 100% of the shares acquired through equity awards, net of taxes, until their respective ownership requirements are satisfied. As a result of this change, we no longer need to establish a fixed period of time for executives to achieve ownership levels. Rather, the existing long-term incentive program, in combination with the retention ratio, facilitates achievement of the required ownership guideline.

For purposes of the guidelines, ownership continues to include shares owned outright by the executive, interests in service-based restricted stock/units, stock acquired through our employee stock purchase plan, and investments in Teradata stock through our 401(k) savings plan. Shares underlying unexercised stock options and unearned performance-based restricted stock/units are not taken into consideration in meeting the ownership guidelines.

Following is a summary of the ownership guideline for each named executive officer, along with actual ownership levels under the guidelines. All of the named executive officers have met the requisite ownership levels under these guidelines.

Named Executive Officer	Ownership Guideline	Actual Ownership as of 2/18/2011
Michael Koehler	115,000 shares	300,536 shares
Stephen Scheppmann	35,000 shares	38,398 shares
Daniel Harrington	35,000 shares	58,876 shares
Robert Fair	35,000 shares	76,431 shares
Darryl McDonald	35,000 shares	78,087 shares

Compensation Recovery Policy

In July 2010, the board adopted a Compensation Recovery Policy (commonly referred to as a clawback policy), which generally provides that the Company may recover payouts of performance-based compensation if the underlying performance goals were not actually achieved. In light of our pay-for-performance culture, the board felt strongly that our executives should be held to this higher standard of accountability. The Compensation Recovery Policy supports the accuracy of our financial statements and is intended to work in conjunction with our stock ownership guidelines to further align the interests of our named executive officers with those of our stockholders over the long term.

The policy applies to each member of the Teradata Leadership Team, including our named executive officers, effective for performance-based compensation granted on or after April 27, 2010. Depending on the facts and circumstances, a covered executive could be required to forfeit payouts of performance-based compensation (such as annual incentives or performance-based restricted stock units) if (i) the payout was based on the achievement of financial results that were subsequently the subject of a restatement, and (ii) the payout would have been different had the financial results been properly reported. The board retains discretion to decide whether, and to what extent, repayment is appropriate based on its assessment of the specific facts and circumstances involved.

If necessary, we will revise our Compensation Recovery Policy to comply with the requirements imposed by the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted after this policy was adopted, once the Securities and Exchange Commission issues guidance to implement those requirements.

In addition to the Compensation Recovery Policy described above, we also retain the right to cancel outstanding equity awards and recover realized gains if executives engage in certain “harmful activity,” such as violating a non-competition or non-solicitation covenant. This provision has been a integral part of our equity award agreements since the time we became an independent, public company in 2007.

Other Benefits

Perquisites and Retirement Benefits.

We do not provide perquisites to our named executive officers nor do we maintain a pension plan or any other type of defined benefit retirement plan. However, all U.S. employees, including our named executive officers, are entitled to defer compensation and receive matching contributions under our 401(k) savings plan.

Employment Agreements.

We do not maintain employment agreements with our named executive officers—other than an agreement with our Chief Executive Officer, which was negotiated and approved prior to the Company’s spin off in 2007.

The employment agreement with Mr. Koehler contains a severance arrangement that became effective upon the spin off. The severance arrangement provides that, in the event the Company terminates Mr. Koehler’s employment other than for “cause” or if he were to resign for “good reason” (as such terms are defined in the Company’s change in control severance plan), he would receive:

•	A payment equal to 150% of the sum of his annual base salary and target annual incentive opportunity;

•	A payment equal to a pro-rata portion of his annual incentive opportunity for the year in which the termination occurs; and

•	Medical benefits for a period of eighteen months for himself and his dependents equal to the level he received during his employment.

The agreement was considered to be competitive and reflect the fact that Mr. Koehler has more limited opportunities for comparable employment if he were terminated due to circumstances beyond his reasonable control. Additional information concerning Mr. Koehler’s employment agreement is found in the “Employment Agreements and Material Employment Terms” and “Potential Payments Upon Termination or Change in Control” sections of this proxy statement.

Change in Control Severance Plan.

In preparation for the spin off, the board of directors of NCR Corporation adopted a change in control severance plan for Teradata similar to the plan offered by NCR, which was ratified by our board in September 2007. All of our named executive officers have been participants under this plan since that time.

We believe that the change in control severance plan helps us to retain our named executive officers by reducing the personal uncertainty that arises from the possibility of a future business combination and to promote objectivity and neutrality in the consideration or pursuit of change in control transactions that are in the best interests of Teradata and our stockholders. We have selected objective criteria to determine whether a change in control has occurred for purposes of the plan. The criteria reduce the likelihood of a dispute in the event of a change in control and help ensure that the agreements are triggered only under circumstances where a true transfer of control or ownership has occurred.

In addition, the Teradata change in control severance plan provides for the “double trigger” vesting of equity compensation awards that are assumed in the transaction, which means that both a change in control and a termination of employment must occur in order for a named executive officer’s equity compensation awards to accelerate in connection with a change in control. This design was used because it will serve our retention goals upon a change in control better than so-called “single trigger” vesting, which would require only a change in control for awards to accelerate.

The plan provides for separation payments and benefits to our named executive officers based on the plan level, or “tier,” to which the executive is assigned by the Committee. Based on information provided by SBCG, change in control arrangements are used by a vast majority of the companies included in our compensation peer group, and the terms of our change in control severance plan are intended to be consistent with prevailing market practices. In this regard, the terms and benefit levels were established by the Committee at the time of the spin off from NCR after a review of benefit levels provided to senior executives in our peer group. In July 2010, the Committee reviewed these benefit levels versus our executive compensation peer group and concluded that the benefit levels continue to be in line with the market practice of our peer group.

More information on the change in control severance plan, including the estimated payments and benefits payable to the named executive officers assuming a triggering event under this plan, is provided under the “Potential Payments Upon Termination or Change in Control” section beginning on page 46 of this proxy statement.

Tax Deductibility Policy

Under Section 162(m) of the Internal Revenue Code, certain compensation in excess of $1 million annually is not deductible for federal income tax purposes unless it qualifies as “performance-based compensation.” We believe that all of the incentive compensation paid to our named executive officers for services performed in 2010 qualifies as performance-based compensation for purposes of Section 162(m) and, therefore, is fully deductible for federal income tax purposes.

Although we generally try to ensure the deductibility of the incentive compensation paid to our named executive officers, the Committee has not adopted a policy that requires all compensation to be deductible because we want to preserve the ability to award cash or equity compensation to an executive that is not deductible under Section 162(m) if we believe that it is in our stockholders’ best interests.

COMPENSATION TABLES

2010 Summary Compensation Table

The following table summarizes the total compensation paid to, or earned by, each of our named executive officers for the fiscal year ended December 31, 2010 and the prior two fiscal years. The narrative following the table describes total compensation levels, current employment agreements and material employment terms for each of our named executive officers, as applicable. The 2010 Target Compensation supplemental table following this table also provides additional information regarding the 2010 total direct compensation levels for our named executive officers as approved by the Committee.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
Michael Koehler	2010	700,000	—	3,077,778	2,236,031	1,305,304	14,986	7,334,099
President and Chief Executive Officer	2009	700,000	—	—	2,040,343	769,790	14,986	3,525,119
	2008	700,000	315,000	—	3,606,672	—	14,236	4,635,908
Stephen Scheppmann	2010	419,066	—	647,840	462,622	532,547	14,129	2,076,203
EVP and Chief Financial Officer	2009	412,000	—	—	433,574	339,807	13,696	1,199,077
	2008	412,000	139,050	—	772,858	—	13,017	1,336,925
Daniel Harrington	2010	366,174	—	723,255	565,430	465,332	13,892	2,134,082
EVP, Technology and Support Services	2009	360,000	—	—	459,075	296,919	18,652	1,134,646
	2008	360,000	121,500	—	721,332	—	13,142	1,215,974
Robert Fair	2010	366,174	—	723,255	565,430	465,332	13,892	2,134,083
EVP, Global Field Operations	2009	360,000	—	—	459,075	296,919	13,497	1,129,491
	2008	360,000	121,500	—	721,332	—	12,830	1,215,662
Darryl McDonald	2010	335,660	—	742,996	565,430	426,555	13,892	2,084,533
EVP, Applications, Bus. Dev. and CMO	2009	330,000	—	—	479,478	272,176	13,892	1,095,546

(1)	This column shows the aggregate grant date fair value, as determined in accordance with FASB ASC Topic 718, of the service-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PBRSUs”) granted to the named executive officers in 2010. See Note 5 of the Notes to Consolidated Financial Statements contained in our Annual Report for an explanation of the assumptions made in valuing these awards. For information about these awards, see the Grants of Plan-Based Awards section beginning on page 41 of this proxy statement. The grant date fair value of the PBRSUs, assuming that the highest level of performance would be achieved, is as follows:

Name	PBRSUs incuded at Target (#)	Probable Grant Date Fair Value	Maximum Grant Date Fair Value
Michael Koehler	67,682	$1,973,607	$3,947,214
Stephen Scheppmann	14,382	$419,379	$838,758
Daniel Harrington	15,228	$444,048	$888,097
Robert Fair	15,228	$444,048	$888,097
Darryl McDonald	15,905	$463,790	$927,580

(2)	This column shows the aggregate grant date fair value, as determined in accordance with FASB ASC Topic 718, of the stock options granted to the named executive officers in 2010. See Note 5 of the Notes to Consolidated Financial Statements contained in our Annual Report for an explanation of the assumptions made in valuing these awards. For information about these awards, see the Grants of Plan-Based Awards section beginning on page 41 of this proxy statement.

(3)	This column reflects the 2010 cash bonus paid to our named executive officers under the Teradata Corporation Management Incentive Plan (“MIP”). For more information concerning the annual incentive,

see the Annual Incentives (Annual Bonus Awards) discussion in the CD&A section beginning on page 29 of this proxy statement.

(4)	The amounts reported in this column for 2010 include the following amounts:

•

The dollar value of premiums paid to maintain life insurance for the benefit of each of Messrs. Koehler, Scheppmann, Harrington, Fair, and McDonald was $2,736, $1,879, $1,642, $1,642, and $1,642, respectively, under the Company’s life insurance program that is generally available to all U.S. employees; and

•

The dollar value of matching contributions to our 401(k) plan, which are generally available to all plan participants, and were made in 2010 on behalf of each of Messrs. Koehler, Scheppmann, Harrington, Fair and McDonald was $12,250, respectively.

2010 Target Compensation

The information provided in the Summary Compensation Table does not reflect the manner in which the Committee viewed or determined the long-term equity or total compensation values for our named executive officers. Specifically, the Summary Compensation Table does not include the value of the PBRSUs granted by the Committee in November 2010 because, under applicable SEC rules, their grant date fair value was not determinable until 2011. However, the Summary Compensation Table does reflect the value of the PBRSUs granted by the Committee in December 2009 as their grant date fair value was determined in 2010. As a result, there is a disparity between the value of the long-term equity awards approved by the Committee in 2010 and the amount of the equity awards reported in the Summary Compensation Table. The following table shows the 2010 total direct compensation levels for our named executive officers approved by the Committee and as described in the CD&A section of this proxy statement:

Name	Salary ($)	Target Value Annual Incentive ($)	Target Value of PBRSU Awards ($)	Target Value of RSU Awards ($)	Target Value of Option Awards ($)	Total Direct Compensation ($)
Michael Koehler	700,000	770,000	1,087,500	1,087,500	2,175,000	5,820,000
Stephen Scheppmann	420,240	315,180	225,000	225,000	450,000	1,635,420
Daniel Harrington	367,200	275,400	275,000	275,000	550,000	1,742,600
Robert Fair	367,200	275,400	275,000	275,000	550,000	1,742,600
Darryl McDonald	336,600	252,450	275,000	275,000	550,000	1,689,050

Employment Agreements and Material Employment Terms

Teradata maintains letter agreements with each of the named executives. Each letter agreement sets forth, among other things, the following terms relating to the officer’s employment as of the spin off: (i) annual base salary and annual incentive award opportunity; (ii) the terms of the equity grant awarded to the named executive officer in connection with the spin off; (iii) a statement of eligibility for participation in the Company’s change in control severance plan; and (iv) a statement of the vacation and health and welfare benefits available to each officer. In addition, by accepting the terms of the letter, each named executive officer agreed to the following covenants during and for twelve months following his termination of employment, unless such covenants are waived by the board: (x) not to render services directly or indirectly to a competing organization; (y) not to directly or indirectly recruit, hire, solicit or induce, or attempt to induce, any exempt employee of Teradata to terminate his employment with or otherwise cease his relationship with Teradata; and (z) not to solicit the business of any firm or company, including customers, with whom the officer worked during the last two years of employment.

The letter agreement with Mr. Koehler also establishes the terms of his severance benefits upon a qualifying termination prior to a change in control and specifies that he is eligible to participate as a Tier I participant in the Company’s change in control severance plan. Please refer to the “Potential Payments Upon Termination or

Change in Control” section of this proxy statement for information regarding potential payments and benefits that Mr. Koehler is entitled to receive under his offer letter in connection with his termination of employment.

2010 Grants of Plan-Based Awards

The following table summarizes information for each named executive officer regarding (i) estimated payouts that could have been earned under the 2010 annual bonus program under the MIP, (ii) estimated payouts under the PBRSUs, (iii) RSUs, and (iv) stock options.

Name	Grant Date	Approval Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Possible Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock Units (4)	Option Awards: Number of Shares Underlying Options (5)	Exercise or Base Price of Option Awards (6)	Grant Date Fair Value of Stock and Option Awards (7)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	($/sh)	($)
Michael Koehler
MIP			—	770,000	1,540,000
Options	11/30/2010	11/30/2010								157,467	41.09	2,236,031
RSU	11/30/2010	11/30/2010							26,872			1,104,170
PBRSU	3/30/2010	12/1/2009				16,921	67,682	135,364				1,973,607
Stephen Scheppmann
MIP			—	314,150	628,300
Options	11/30/2010	11/29/2010								32,579	41.09	462,622
RSU	11/30/2010	11/29/2010							5,560			228,460
PBRSU	3/30/2010	11/30/2009				3,596	14,382	28,764				419,379
Daniel Harrington
MIP			—	274,500	549,000
Options	11/30/2010	11/29/2010								39,819	41.09	565,430
RSU	11/30/2010	11/29/2010							6,795			279,207
PBRSU	3/30/2010	11/30/2009				3,807	15,228	30,456				444,048
Robert Fair
MIP			—	274,500	549,000
Options	11/30/2010	11/29/2010								39,819	41.09	565,430
RSU	11/30/2010	11/29/2010							6,795			279,207
PBRSU	3/30/2010	11/30/2009				3,807	15,228	30,456				444,048
Darryl McDonald
MIP			—	251,625	503,250
Options	11/30/2010	11/29/2010								39,819	41.09	565,430
RSU	11/30/2010	11/29/2010							6,795			279,207
PBRSU	3/30/2010	11/30/2009				3,976	15,905	31,810				463,790

(1)	The Committee approves the annual equity awards for our named executive officers other than Mr. Koehler. In consultation with the Committee, the independent members of the board approve Mr. Koehler’s annual equity award. In general, the grant date of the annual equity awards is the date the independent members of the board approve Mr. Koehler’s annual equity award, which is the day immediately following the annual awards meeting of the Committee. The grant date of the PBRSUs, however, occurs in the first quarter of the year immediately following the year of approval, which is when the Committee establishes the applicable performance goals.

(2)	The information included in the “Threshold”, “Target” and “Maximum” columns reflects the range of potential payouts under the 2010 annual bonus program under the MIP when the performance goals were established by the Committee. The actual amounts of the annual incentive awards earned under the MIP for 2010 are reflected in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(3)	The information included in the “Threshold”, “Target” and “Maximum” columns reflects the range of potential payouts under the PBRSUs that were granted in 2010 for the 2010 performance period. The actual number of units delivered as RSUs was determined in 2011 based on the extent to which the Company achieved the applicable performance goals in 2010. The RSUs delivered after the end of 2010 generally vest in three equal installments on February 14, 2011, February 14, 2012 and February 14, 2013, provided the executive remains employed by the Company. Dividends, if any, paid on the underlying shares during the vesting period are accumulated and reinvested in additional units.

(4)	Reflects shares underlying the RSUs. These RSUs generally vest on the third anniversary of the date of grant, provided that the executive remains employed with the Company. Dividends, if any, paid on the underlying shares during the vesting period are accumulated and reinvested in additional units.

(5)	Reflects the number of common shares that may be issued to the named executive officers on exercise of stock options granted in 2010. These options generally vest in four equal installments on the first four anniversaries of the date of grant for so long as the executive remains employed by the Company.

(6)	Reflects the exercise price for each stock option reported in the table, which equals the fair market value of the underlying shares on the date of grant.

(7)	Reflects the grant date fair value, as determined in accordance with FASB ASC Topic 718, of each equity award listed in the table. See footnotes 1 and 2 of the Summary Compensation Table on page 39 of this proxy statement for the assumptions used to calculate the grant date fair value.

2010 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information for each named executive officer with respect to (i) each stock option that had not been exercised and remained outstanding as of December 31, 2010, and (ii) each award of restricted stock and RSUs that had not vested and remained outstanding as of December 31, 2010.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (1) (#)	Number of Securities Underlying Unexercised Options (2) (#)	Option Exercise Price (3) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (4) (#)	Market Value of Shares or Units of Stock That Have Not Vested (5) ($)
		Exercisable	Unexercisable
Michael Koehler	11/30/2010		157,467	41.09	11/29/2020	26,872	1,106,052
	3/30/2010					78,376	3,225,956
	12/1/2009	46,625	139,878	30.68	11/30/2019
	12/2/2008	339,806	339,806	13.77	12/1/2018
	10/1/2007	171,289	57,097	27.98	9/30/2017
	3/1/2007	27,581	9,195	24.87	2/28/2017
Stephen Scheppmann	11/30/2010		32,579	41.09	11/29/2020	5,560	228,850
	3/30/2010					16,654	685,479
	12/1/2009	9,908	29,724	30.68	11/30/2019
	12/2/2008	72,815	72,816	13.77	12/1/2018
	10/1/2007	60,902	20,301	27.98	9/30/2017
Daniel Harrington	11/30/2010		39,819	41.09	11/29/2020	6,795	279,682
	3/30/2010					17,634	725,815
	12/1/2009	10,490	31,473	30.68	11/30/2019
	12/2/2008	67,961	67,961	13.77	12/1/2018
	10/1/2007	19,032	6,344	27.98	9/30/2017
	3/1/2007	7,355	2,451	24.87	2/28/2017
	11/1/2006	18,552		22.31	10/31/2016
	2/13/2006	12,292		20.84	2/12/2016
	3/1/2005	11,498		21.01	2/28/2015
	1/3/2000					7,777	320,101
Robert Fair	11/30/2010		39,819	41.09	11/29/2020	6,795	279,682
	3/30/2010					17,634	725,815
	12/1/2009	10,490	31,473	30.68	11/30/2019
	12/2/2008	67,961	67,961	13.77	12/1/2018
	10/1/2007	19,032	6,344	27.98	9/30/2017
	3/1/2007	7,353	2,453	24.87	2/28/2017
	11/1/2006	18,552		22.31	10/31/2016
	2/13/2006	12,292		20.84	2/12/2016
	3/1/2005	11,498		21.01	2/28/2015
	3/1/2004	22,263		12.21	2/28/2014
	8/4/2003	11,131		7.37	8/3/2013
	2/3/2003	11,131		5.22	2/2/2013
Darryl McDonald	11/30/2010		39,819	41.09	11/29/2020	6,795	279,682
	3/30/2010					18,420	758,167
	12/1/2009	10,957	32,871	30.68	11/30/2019
	12/2/2008	67,961	67,961	13.77	12/1/2018
	10/1/2007	17,129	5,710	27.98	9/30/2017
	3/1/2007	7,353	2,453	24.87	2/28/2017
	11/1/2006	18,552		22.31	10/31/2016
	2/13/2006	12,292		20.84	2/12/2016
	3/1/2005	11,498		21.01	2/28/2015
	3/23/2004	5,435		11.09	3/22/2014
	3/1/2004	16,827		12.21	2/28/2014
	8/4/2003	13,914		7.37	8/3/2013
	4/11/2003	18,552		5.41	4/10/2013
	2/3/2003	9,276		5.22	2/2/2013

(1)	This column shows the number of common shares underlying outstanding stock options that have vested as of December 31, 2010.

(2)	This column shows the number of common shares underlying outstanding stock options that have not vested as of December 31, 2010. The remaining vesting dates and vesting schedule for each award are as follows:

Grant Date	Remaining Vesting Dates	Vesting Schedule
3/1/2007	3/1/2011	25% vests each year for four years after the date of grant
10/1/2007	10/1/2011	25% vests each year for four years after the date of grant
12/2/2008	12/2/2011, 12/2/2012	25% vests each year for four years after the date of grant
12/1/2009	12/1/2011, 12/1/2012, 12/1/2013	25% vests each year for four years after the date of grant
11/30/2010	11/30/2011, 11/30/2012, 11/30/2013, 11/30/2014	25% vests each year for four years after the date of grant

(3)	This column shows the exercise price for each stock option reported in the table, which equaled the fair market value per share on the date of grant.

(4)	This column shows the aggregate number of restricted shares and RSUs outstanding as of December 31, 2010. The remaining vesting dates and vesting percentage for each award are as follows:

Grant Date	Remaining Vesting Dates	Vesting Schedule
1/3/2000	4/30/2018	100% vests on 55th birthday
3/30/2010	2/14/2012, 2/14/2013	1/3 increments over a 3-year time period after performance level determination is made by the Committee
11/30/2010	11/30/2013	100% vests three years from date of grant

(5)	This column shows the aggregate dollar value of the restricted stock and RSUs using the closing stock price on December 31, 2010 of $41.16 per share.

2010 Option Exercises and Stock Vested

The following table sets forth information for each named executive officer with respect to (i) the exercise of stock options in 2010, (ii) the vesting of service-based restricted stock units during 2010, and (iii) the vesting of performance-based restricted stock units during 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Michael Koehler	67,753	802,056	95,865	4,261,346
Stephen Scheppmann	—	—	24,099	1,064,991
Daniel Harrington	—	—	27,314	1,059,301
Robert Fair	42,512	1,108,878	18,038	772,951
Darryl McDonald	89,979	2,258,553	18,008	771,502

(1)	The value realized equals the number of shares underlying the stock options multiplied by the excess of (i) the closing market price of our common stock on the date of exercise, over (ii) the exercise price per share of the option.

(2)	The value realized on vesting equals the number of shares acquired multiplied by the closing market price of Teradata common stock on the acquisition date. The value includes amounts attributable to the payout of the PBRSUs for the performance period commencing January 1, 2008 and ending December 31, 2010, as well as 1/3 of the PBRSUs for the performance period commencing on January 1, 2010 and ending December 31, 2010. These awards technically “vest” only if the executive remains employed with the Company and its affiliates through the date that the performance results are certified (i.e., February 14, 2011). Although the awards technically vested in 2011, we have disclosed them in this table for 2010 because they relate to a performance period that ended in 2010, and the named executive officers earned the awards because they remained employed through the certification date.

Pension Benefits

We do not sponsor or maintain any pension plans.

Non-qualified Deferred Compensation

We have not adopted any non-qualified defined contribution plans or other deferred compensation plans.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Background

Teradata has entered into agreements and maintains plans and arrangements that require it to pay or provide compensation and benefits to each of the named executive officers in the event of certain terminations of employment or a change in control. The estimated amount payable or provided to each named executive officer in each situation is summarized below. These estimates are based on the assumption that the various triggering events occurred on the last day of 2010, along with other material assumptions noted below. The actual amounts that would be paid to a named executive officer upon termination or a change in control can only be determined at the time the actual triggering event occurs.

The estimated amount of compensation and benefits described below does not take into account compensation and benefits that a named executive officer has earned prior to the applicable triggering event, such as equity awards that had previously vested in accordance with their terms or vested benefits otherwise payable under our retirement plans and programs. As a result, the estimates do not provide information on the payout of the annual incentive awards under the MIP as these awards were earned under such plan as of December 31, 2010, subject to Committee approval, regardless of whether the executive terminated employment or a change in control occurred on that date. Please refer to the Outstanding Equity Awards at Fiscal Year-End table for a complete summary of each named executive officer’s vested equity awards and the Summary Compensation Table for the annual incentives earned by our named executive officers in 2010.

Treatment of Equity Awards on Termination of Employment (not in Connection with a Change in Control)

The following chart summarizes the vesting treatment of our equity awards in the event of termination of employment, other than termination in connection with a change in control. The vesting treatment described below is conditioned upon the participant’s compliance with a non-competition and non-solicitation provision for at least a twelve-month period, as well as a confidentiality provision. Teradata’s RSUs and PBRSUs generally pay out upon vesting. However, to the extent necessary to comply with Section 409A of the Internal Revenue Code and avoid triggering adverse tax consequences to our executives, payment of vested RSUs and PBRSUs may be delayed until termination of employment, six months after termination of employment, or the end of the scheduled performance or service period.

Situation	Service-Based Restricted Stock Units	Performance-Based Restricted Stock Units	Stock Options
Death and Long-term Disability (LTD)	Awards vest in full upon the date of death or LTD

In the event of death or LTD during the performance period, a pro-rata portion of the award, calculated as of the date of death or LTD, will become vested based on actual results during the performance period.

In the event of death or LTD after the end of the performance period and prior to payment, awards vest in full, to the extent earned, upon the date of death or LTD.

Awards vest in full upon the date of death or LTD. Awards granted after 2008 remain exercisable until the later of the expiration of the ten-year term or three years after death or LTD. Awards granted in 2007 and 2008 remain exercisable until the later of the expiration of the ten-year term or (a) one year after death or LTD, if death or LTD occurs prior to age 55, or (b) three years after death or LTD, if death or LTD occurs on or after age 55.

Situation	Service-Based Restricted Stock Units	Performance-Based Restricted Stock Units	Stock Options
Retirement	A pro-rata portion will become vested as of date of retirement	A pro-rata portion of the award, calculated as of retirement, will become vested based on actual results during the performance period.	Unvested awards are forfeited. Vested awards expire the earlier of three years following retirement date or the expiration date.

Termination due to Reduction in Force (RIF)	A pro-rata portion will become vested as of date of RIF	A pro-rata portion of the award, calculated as of the date of RIF, will become vested based on actual results during the performance period.	Unvested awards are forfeited. Vested awards expire the earlier of the fifty-ninth day after termination or the expiration date.

Voluntary Resignation	Award is forfeited	Award is forfeited.	Unvested awards are forfeited. Vested awards expire the earlier of the fifty-ninth day after termination or the expiration date.

The term “retirement” generally means termination of employment on or after age 55 (with the consent of the Committee, where applicable).

Offer Letter with Mr. Koehler

Under his offer letter, in the event that, prior to a change in control, Mr. Koehler’s employment were terminated without “cause” or he resigned for “good reason,” Mr. Koehler would be entitled to receive a severance payment equal to 1.5 times his annual base salary and target bonus, a pro-rated bonus based on actual achievement for the year of termination and continued medical benefits for eighteen months, subject to his execution and non-revocation of a release. The terms “cause” and “good reason” have the meanings provided in the Change in Control Severance Plan described below.

Death or Disability

We would have provided each named executive officer or his beneficiary with the following estimated payments or benefits had he died or become disabled on December 31, 2010.

Executive	Life Insurance ($) (1)	Disability Payments ($) (2)	Stock Options ($) (3)	Restricted Stock Units ($) (3)	Total ($)
Michael Koehler	1,200,000	674,095	11,686,545	5,944,945	19,505,585
Stephen Scheppmann	824,000	505,244	2,575,758	1,257,068	5,162,070
Daniel Harrington	2,500,000	521,535	2,317,606	1,688,507	7,027,648
Robert Fair	720,000	521,535	2,317,639	1,368,405	4,927,579
Darryl McDonald	2,500,000	525,000	2,895,958	1,416,851	7,337,809

(1)	Proceeds would be payable by a third-party insurer. Benefits provided upon death depend on the individual level of benefits chosen by the named executive officer during the annual benefits enrollment process. The named executive officers receive the same company-provided life insurance coverage as is generally offered to U.S.-based employees. The coverage is 200% of base salary for life insurance. Each employee has the option of choosing a higher level of coverage at his or her own expense. Messrs. Koehler, Scheppmann and Fair each opted for core coverage for 2010, while Messrs. Harrington and McDonald opted for higher coverage.

(2)

Benefits provided upon disability depend on the individual level of benefits chosen by the named executive officer during the annual benefits enrollment process. The named executive officers receive the same short-term and long-term disability coverage as is generally offered to U.S.-based employees. The core coverage is (i) for short-term disability, 100% of base salary for two to eighteen weeks depending on years of service and 66 2/3% of base salary for the remainder of a twenty-six week period, and (ii) for long-term disability, 50% of base salary (up to a maximum monthly payment of $15,000) for the duration of an employee’s long-term disability. Each U.S. employee has the option of choosing a higher level of coverage at his or her own expense. Messrs. Koehler, Scheppmann and Fair each opted for core coverage for 2010, while Messrs. Harrington and McDonald opted for higher coverage. The payments above assume maximum payout based on each named executive officer’s coverage election for twenty-six weeks of short-term disability plus two years of long-term disability.

(3)	Equity valuations are based on a closing price of our stock on December 31, 2010 of $41.16.

Retirement

We would have provided each named executive officer with the following estimated payments if he had retired on December 31, 2010.

Executive	Restricted Stock Units ($) (1), (2)	Total ($)
Michael Koehler	1,643,661	1,643,661
Stephen Scheppmann	349,096	349,096
Daniel Harrington	—	—
Robert Fair	—	—
Darryl McDonald	—	—

(1)	Equity valuations are based on a closing price of our stock on December 31, 2010 of $41.16.

(2)	Only Messrs. Koehler and Scheppmann were eligible for retirement (age 55) on December 31, 2010.

Reduction in Force Severance

Each named executive officer would have been entitled to the following estimated payments and benefits from Teradata if, on December 31, 2010, we terminated the executive’s employment in connection with a reduction in force prior to, or more than two years after, a change in control.

Executive	Cash ($) (1)	Restricted Stock Units ($) (2)	Welfare Benefits ($)	Out- placement Counseling ($)	Total ($)
Michael Koehler	2,100,000	1,643,661	14,973	10,000	3,768,634
Stephen Scheppmann	210,120	349,096	—	10,000	569,216
Daniel Harrington	183,600	560,691	—	10,000	754,291
Robert Fair	183,600	370,677	—	10,000	564,277
Darryl McDonald	168,300	386,770	—	10,000	565,070

(1)	The cash severance payment would be payable to Mr. Koehler under the terms of his offer letter. The amount does not reflect Mr. Koehler’s pro-rata bonus for the year of termination. This is because we are required to assume a termination date of December 31, 2010. On this date, he would have already earned his 2010 bonus regardless of whether he terminated employment. Please refer to the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Mr. Koehler’s 2010 bonus. Amounts for the named executive officers other than Mr. Koehler are based on cash payments that would be paid under our reduction in force programs that are generally available to salaried, U.S. based employees.

(2)	Equity valuations are based on a closing price of our stock on December 31, 2010 of $41.16.

Termination without Cause or Termination for Good Reason (not in Connection with a Change in Control)

Mr. Koehler would have been entitled to the following estimated payments and benefits from Teradata under his offer letter if, on December 31, 2010 and not in connection with a change in control or reduction in force, we terminated his employment without “cause” or he terminated his employment for “good reason.” None of the other named executive officers has a similar agreement with the Company.

Executive	Cash ($)	Restricted Stock Units ($)	Welfare Benefits ($)	Total ($)
Michael Koehler (1)	2,100,000	—	14,973	2,114,973
Stephen Scheppmann	—	—	—	—
Bruce Langos	—	—	—	—
Daniel Harrington	—	—	—	—
Robert Fair	—	—	—	—
(1)	Amounts shown would be payable to Mr. Koehler under the terms of his offer letter. The amount does not reflect Mr. Koehler’s pro-rata bonus for the year of termination. This is because we are required to assume a termination date of December 31, 2010. On this date, he would have already earned his 2010 bonus regardless of whether he terminated employment. Please refer to the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Mr. Koehler’s 2010 bonus.

Treatment upon Change in Control or Termination of Employment in Connection with a Change in Control

Change in Control Severance Plan

We maintain the Teradata Change in Control Severance Plan to help retain key executives by reducing personal uncertainty that may arise from the possibility of a change in control, and to promote their objectivity and neutrality in evaluating transactions that may be in the best interest of the company and its shareholders. This plan establishes objective criteria to determine whether a change in control has occurred, and provides for severance payments and benefits (including vesting of equity awards that are assumed in a change in control transaction) on a “double trigger” basis. The “double trigger” design is intended to further our goals to retain key executives upon a change in control.

Each named executive officer participates in the Change in Control Severance Plan. Under this plan, if the executive’s employment is terminated by us other than for “cause”, death or disability or if the executive resigns for “good reason” within two years after a “change in control” (or within six months prior to a change in control, if the executive can demonstrate that the termination occurred in connection with a change in control), then Teradata or its successor will be obligated to pay or provide the following benefits:

•

A lump sum payment equal to 3.0 times for Mr. Koehler, and 2.0 times for the other named executive officers, of the executive’s annual base salary and annual incentive. For this purpose, annual incentive generally means the average annual incentive earned for the prior three years;

•	A lump sum payment equal to a pro-rata portion of the average annual incentive earned for the prior three years;

•	Continued medical, dental and life insurance coverage for three years for Mr. Koehler and two years for the other named executive officers;

•	Continued outplacement and financial counseling services, if such services are offered at such time, for one year; and

•	Pursuant to the terms of the Change in Control Severance Plan as in effect since the spin off from NCR, a “conditional gross-up” for excise and related taxes in the event the severance compensation and other payments or distributions, whether pursuant to our change in control severance plan or otherwise, would constitute “excess parachute payments,” as defined in Section 280G of the Internal Revenue Code. The tax gross-up will be provided if the aggregate parachute value of all severance and other change in control payments to the executive exceeds 110% of the maximum amount that may be paid without imposition of an excise tax. If the parachute value of an executive’s payments does not exceed the 110% threshold, the executive’s payments will be reduced to the extent necessary to avoid imposition of the excise tax on “excess parachute payments.”

The plan provides that upon termination of employment, each participant is prohibited from soliciting our employees for a one-year period and is subject to confidentiality restrictions. Moreover, each participant is required to sign a release of all claims against the Company prior to receiving severance benefits under the plan.

For purposes of the plan, the term “cause” generally means the willful and continued failure to perform assigned duties or the willful engaging in illegal or gross misconduct that materially injures the company. The term “good reason” generally means (i) a reduction in duties or reporting requirements, (ii) a reduction in base salary, (iii) failure to pay incentive compensation when due, (iv) a reduction in target or maximum incentive opportunities, (v) a failure to continue the equity award or other employee benefit programs, (vi) a relocation of an executive’s office by more than forty miles (provided that it also increases his commute by more than 20 miles), or (vii) failure to require a successor to assume the plan.

The term “change in control” generally means any of the following: (i) an acquisition of 30% or more of our stock by any person or group, other than the Company, our subsidiaries or employee benefit plans; (ii) a change in the membership of our Board of Directors, such that the current incumbents and their approved successors no longer constitute a majority; (iii) a reorganization, merger, consolidation or sale or other disposition of substantially all of our assets in which any one of the following is true—our old stockholders do not hold at least 50% of the combined enterprise, there is a 30%-or-more shareholder of the combined enterprise (other than as a result of conversion of the shareholder’s pre-combination interest in the Company), or the members of our Board of Directors (immediately before the combination) do not make up a majority of the board of the combined enterprise; or (iv) stockholder approval of a complete liquidation.

Treatment of Equity Awards

As described above, the Teradata Change in Control Severance Plan generally provides for “double trigger” vesting of equity awards in connection with a change in control, meaning that, if the awards are assumed by the surviving entity in the change of control, vesting of the awards will not accelerate unless the executive also has a qualifying termination of employment (by the Company without cause or by the executive for good reason). In contrast, if the surviving entity does not assume the equity awards upon the change in control, the awards generally become vested upon the occurrence of the change in control. More information regarding the treatment of our equity awards in connection with a change of control is provided in the chart below.

	Service-Based Restricted Stock Units	Performance-Based Restricted Stock Units	Stock Options
Change in Control (CIC)

If the award is not assumed by the surviving entity, then vesting accelerates upon the CIC.

If the award is assumed, then vesting accelerates if the executive’s employment is terminated without “cause,” or the executive terminates his employment for “good reason,” within twenty-four months after the CIC.

If the award is not assumed by the surviving entity, then the award will vest in full, either at the “target” level, if the CIC occurs during the performance period, or based on actual performance, if the CIC occurs after the end of the performance period and prior to payment.

If the award is assumed, then, subject to the executive’s continued employment, the award will continue to vest, either at the “target” level, if the CIC occurs during the performance period, or based the actual performance, if the CIC occurs after the end of the performance period and prior to payment. However, vesting of the award will be accelerated if the executive’s employment is terminated without “cause,” or the executive terminates his employment for “good reason,” within twenty-four months after the CIC.

If the option is not assumed by the surviving entity, then vesting accelerates upon the CIC.

If the option is assumed, then vesting accelerates if the executive’s employment is terminated without “cause”, or the executive terminates his employment for “good reason”, within twenty-four months after the CIC.

Change in Control (without a Termination of Employment)

Each named executive officer would have been entitled to the following estimated payments and benefits from Teradata or its successor in the event that a “change in control” occurred on December 31, 2010, and the named executive officer’s equity awards were not assumed by the surviving entity. If the awards were assumed by the surviving entity, then the awards would not vest on a change in control.

Executive	Stock Options ($) (1)	Restricted Stock Units ($) (1)	Total ($)
Michael Koehler	11,686,545	5,944,945	17,631,490
Stephen Scheppmann	2,575,758	1,257,068	3,832,826
Daniel Harrington	2,317,606	1,368,405	3,686,012
Robert Fair	2,317,639	1,368,405	3,686,044
Darryl McDonald	2,895,958	1,416,851	4,312,809
(1)	Equity valuations are based on the following assumptions: (i) a closing price of our stock on December 31, 2010 of $41.16; and (ii) the awards are not assumed in the corporate transaction, vest immediately prior to the change in control and are cashed out.

Qualifying Termination within Two Years after a Change in Control

Each named executive officer would have been entitled to the following estimated payments and benefits from Teradata or its successor if a “change in control” occurred on December 31, 2010, and the executive’s employment was terminated without “cause” or the executive terminated his employment for “good reason” immediately following such change in control. These benefits would be in addition to the equity-based compensation payments and benefits described in the change in control table immediately above.

Executive	Cash ($) (1)	Welfare Benefits ($)	Out- placement Counseling ($)	Excise Tax Gross-Up ($) (2)	Total ($)
Michael Koehler	3,636,292	29,946	10,000	—	3,676,238
Stephen Scheppmann	1,470,840	24,290	10,000	847,887	2,353,017
Daniel Harrington	1,095,517	23,816	10,000	—	1,129,333
Robert Fair	1,079,085	23,816	10,000	—	1,112,901
Darryl McDonald	994,639	23,742	10,000	—	1,028,381
(1)	The amount does not reflect a pro-rata bonus for 2010. This is because we are required to assume a termination date of December 31, 2010. On this date, each executive would have already earned a bonus for 2010 regardless of whether he terminated employment. Please refer to the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for the amount of the 2010 bonus paid to each executive.

(2)	Section 280G of the Internal Revenue Code applies if there is a change in control of Teradata, compensation is paid to an executive as a result of the change in control (“parachute payments”), and the present value of the parachute payments is 300% or more of the executive’s “base amount”, which equals his average W-2 income for the five-calendar-year period immediately preceding the change in control (e.g., 2005-2009 if the change in control occurs in 2010). If Section 280G applies, then the executive is subject to an excise tax equal to 20% of the amount of the parachute payments in excess of his base amount (the “excess parachute payments”), in addition to income and employment taxes. Moreover, Teradata is denied a federal income tax deduction for the excess parachute payments. The amount shown for Mr. Scheppmann in the “Excise Tax Gross-Up” column reflects a tax gross-up for the excise and related taxes, as required under the terms of the Change in Control Severance Plan described above in effect as of October 1, 2007. This amount is merely an estimate based on the following assumptions: (i) an excise tax rate of 20% and a combined federal, state and local income and employment tax rate of 40%; (ii) a discount rate of 0.32%; (iii) no amounts were allocated to the non-solicitation covenants contained in the plan; and (iv) all stock options and other equity awards were cashed out in the transaction.

ADVISORY (NON-BINDING) VOTE

ON EXECUTIVE COMPENSATION

(Item 2 on Proxy Card)

The foundation of Teradata’s executive compensation program is to pay for performance. Our executive officers are compensated based on the key strategic drivers of our business and in a manner that is consistent with competitive practices and sound corporate governance principles. We believe that our executive compensation program aligns our incentive compensation with the long-term interests of our stockholders because it is designed to motivate our executives to deliver long-term sustainable growth and shareholder value, and to provide retention incentives. The board encourages you to review the Executive Compensation section of this proxy statement, including the Compensation Discussion and Analysis (CD&A) and related tables and narratives, beginning on page 24 of this proxy statement, for additional details on our executive compensation program, including our compensation philosophy and objectives and the 2010 compensation of our named executive officers.

The SEC has issued new rules commonly referred to as “say-on-pay” under the Dodd-Frank Wall Street Reform and Consumer Protection Act. As required by those rules, we are asking stockholders to vote on the adoption of the following resolution:

RESOLVED, that the stockholders of Teradata Corporation approve, on an advisory basis, the compensation of the Company’s named executive officers, as such compensation is described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure and related material, set forth in the Company’s definitive proxy statement for the 2011 Annual Meeting of Stockholders.

We believe that stockholders should consider the following in determining whether to approve this say-on-pay proposal:

•

Each element of our core program (base salary and annual and long-term incentives) is designed to be at market median levels, with adjustments made for individual performance and to respond to market conditions, promotions, and other relevant circumstances.

•

Our annual and long-term incentive plans are closely linked to our performance, with payouts under the 2010 annual incentive program and the performance-based restricted stock unit awards for the 2010 performance period based on the achievement of key financial measures.

•	We do not provide any extraordinary compensation to our executives, such as perquisites, fringe benefits or supplemental retirement programs.

•	We require our executives to own a significant number of shares of Teradata stock.

•	We have a clawback policy that allows the Company to recover incentive compensation awarded to our executives if it was based on financial results that were subsequently determined to be inaccurate.

•	Our executive compensation program has a balanced mix of short and long-term pay, including different equity vehicles and measures, as well as extended vesting terms.

•	Our change in control plan requires a double trigger before benefits are received under the plan.

This say-on-pay proposal vote is intended to provide an overall assessment of our executive compensation program rather than focus on any specific item of compensation. As an advisory vote, this proposal is non-binding. However, the board and our Compensation and Human Resource Committee, which is responsible for designing and overseeing the administration of our executive compensation program, values the opinions of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The Board of Directors recommends that you vote FOR this proposal. Proxies will be so voted unless stockholders specify otherwise in their proxies. Approval of this resolution requires the affirmative vote of a majority of the voting power present (in person or by proxy) at the meeting and entitled to vote on this item of business. However, the results of this vote are not binding on the board, whether or not any resolution is passed under this voting standard. In evaluating the stockholder vote on this advisory resolution, the board will consider the voting results in their entirety.

ADVISORY (NON-BINDING) VOTE ON FREQUENCY OF SAY-ON-PAY VOTE

(Item 3 on Proxy Card)

As required under the new rules adopted by the U.S. Congress and the SEC in connection with the say-on-pay vote described in Proposal 2 above, our stockholders will also have an opportunity to cast an advisory, non-binding vote on how frequently future say-on-pay votes should be conducted by the Company. Stockholders may indicate whether they would prefer an advisory vote on executive compensation every one, two or three years. We are required to solicit stockholder votes on the frequency of future say-on-pay proposals at least once every six years, although we may seek stockholder input more frequently.

Teradata and the Board of Directors value the opinions of the Company’s stockholders and believe in strong corporate governance principles. As a result, the board feels that annual say-on-pay votes are an appropriate means to obtain stockholders’ views on the Company’s executive compensation program for consideration in making decisions with respect to such program. However, the board also understands that stockholders may wish to consider the say-on-pay vote less frequently because of the administrative burden conducting a thorough analysis of our executive compensation program may present. Accordingly, the board has indicated that it currently plans to adopt the frequency period (every one, two or three years) that receives the most votes cast at the meeting.

The proxy card provides stockholders with the opportunity to choose among four options (holding the say-on-pay advisory vote once every one, two or three years, or abstaining from voting on this item). As a result, stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

The Board of Directors recommends that you vote for the option of once every year as the preferred frequency for advisory say-on-pay votes on executive compensation. Proxies will be so voted unless stockholders specify otherwise in their proxies. The voting option, if any, that receives the affirmative vote of a majority of the voting power present (in person or by proxy) at the meeting and entitled to vote on this item of business will be the option adopted by the stockholders in accordance with the voting standard established by Teradata’s bylaws. However, the results of this vote are not binding on the board, whether or not any option is passed under this voting standard. In evaluating the vote on this advisory resolution, the board will consider the voting results in their entirety. As noted above, the board has indicated that it currently plans to adopt the frequency period (every one, two or three years) that receives the most votes cast at the meeting.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents the fees accrued or billed for professional audit services rendered by our independent registered public accounting firm, PricewaterhouseCoopers LLP (“pwc”), for the audit of our consolidated financial statements for fiscal years 2010 and 2009, as well as the worldwide fees accrued or billed for other services rendered by pwc in 2010 and 2009.

Service	2010		2009
Audit Fees	$3,325,000	(1)	$3,925,000	(2)
Audit-Related Fees	186,300	(3)	34,000	(4)
Tax Fees	86,600	(5)	175,000	(6)
All Other Fees	3,900	(7)	353,900	(8)
Total Fees	$3,601,800		$4,487,900

(1)	Includes fees related to the annual audit and quarterly review of our consolidated financial statements, the audit of internal control over financial reporting, attestation services and review services associated with our filings with the SEC, and consultations with management as to the accounting or disclosure treatment of transactions or events and the actual or potential impact of final or proposed rules, standards or interpretations by regulatory and standard setting bodies (“consultation services”). Also includes (i) $1,421,000 for the 2009 statutory audits of foreign subsidiaries, and (ii) $54,000 for the 2008 statutory audits of foreign subsidiaries.

(2)	Includes fees for services in 2009 related to the annual audit and quarterly review of our consolidated financial statements, the audit of internal control over financial reporting, quarterly reviews of interim financial statements, attestation services and review services associated with our filings with the SEC, and consultations with management as to the accounting or disclosure treatment of transactions or events and consultation services. Also includes (i) $25,000 for assistance in responding to an SEC comment letter, and (ii) $1,800,000 for the 2008 statutory audits of foreign subsidiaries.

(3)	Includes fees for advisory due diligence services provided in connection with Teradata’s acquisition efforts related to Aprimo, Inc. and its subsidiaries.

(4)	Includes fees for audit-related services in connection with (i) the audit of the retirement plan for the Company’s Hong Kong affiliate, for the period of October 1, 2007 through December 31, 2008, and (ii) due diligence advisory services.

(5)	Includes tax fees for (i) providing compliance services in connection with the Company’s acquisition of xkoto (U.S.) Inc. and its subsidiaries, and (ii) assistance in preparing advanced pricing agreements for certain foreign subsidiaries.

(6)	Includes tax fees for providing assistance to the Company in connection with the Company’s research and development federal tax credit.

(7)	Includes license fees for pwc software products.

(8)	Includes fees for consultation services relating to (i) an IFRS implementation project, (ii) a revenue recognition rules implementation project, and (iii) license fees for pwc software products.

The Audit Committee has adopted policies and procedures regarding its pre-approval of the audit, audit-related, tax and all other non-audit services to be provided by our independent registered public accounting firm or its affiliates to us or our consolidated subsidiaries (the “Pre-Approval Policy”). This policy is designed to assure that the provision of such services does not impair the independence of our independent registered public accounting firm. Under the Pre-Approval Policy, at the beginning of each fiscal year, the Audit Committee will review the services proposed by management and our independent registered public accounting firm to be provided during that year. The Audit Committee will then provide its pre-approval based on the limitations set forth in the Pre-Approval Policy. These limitations include the following:

•

In no case should we or any of our consolidated subsidiaries retain our independent registered public accounting firm or its affiliates to provide management consulting services or any non-audit services that are not permitted under applicable laws and regulations, including, without limitation, the Sarbanes-Oxley Act of 2002 and the SEC’s related rules and regulations.

•

Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any other non-audit services and tax consulting services will require specific pre-approvals by the Audit Committee and a determination that such services would not impair the independence of our independent registered public accounting firm. Specific pre-approvals by the Audit Committee will also be required for any material changes or additions to the pre-approved services.

•	The Audit Committee recommends that the ratio of total tax and all other non-audit services to total audit and audit-related services procured by us in a fiscal year be less than one-to-one.

•

The Audit Committee will not permit the exclusive retention of our independent registered public accounting firm in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which is not supported in applicable tax law.

•

Pre-approval fee levels for all services to be provided by the independent registered public accounting firm will be established annually by the Audit Committee, and updated on a quarterly basis by the Audit Committee at its regularly scheduled meetings. Any proposed services significantly exceeding these levels will require separate pre-approval by the Audit Committee.

•

Our corporate controller will report to the Audit Committee on a quarterly basis regarding the status of all pre-approved audit, audit-related, tax and all other non-audit services provided by our independent registered public accounting firm or its affiliates to us or our consolidated subsidiaries.

•

Back-up documentation will be provided as appropriate to the Audit Committee by management and/or the independent registered public accounting firm when requesting pre-approval of services by our independent registered public accounting firm. At the request of the Audit Committee, additional detailed documentation regarding the specific services will be provided.

•

Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by our Chief Financial Officer, with the support of the independent registered public accounting firm, and must include a joint statement as to whether, in the view of management and the independent registered public accounting firm, the request or application is consistent with the SEC’s rules on auditor independence.

Under the Pre-Approval Policy, the Audit Committee has delegated to its Chair limited authority to grant pre-approvals for audit, audit-related, tax and other non-audit services in the event that immediate approval of a service is needed. The Chair shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting for its review and approval. The Audit Committee has not delegated to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

The audit, tax and all other non-audit services provided by pwc to us, and the fees charged for such services, will be actively monitored by the Audit Committee as set forth in the Pre-Approval Policy on a quarterly basis to maintain the appropriate level of objectivity and independence in the firm’s audit work for us. Part of the Audit Committee’s ongoing monitoring includes a review of any de minimis exceptions as provided in the applicable SEC rules for non-audit services that were not pre-approved by the Audit Committee. All services provided by pwc in fiscal years 2009 and 2010 were pre-approved by the Audit Committee.

BOARD AUDIT COMMITTEE REPORT

The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. PricewaterhouseCoopers LLP (“pwc”), the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

In the course of fulfilling its oversight responsibilities for the Company, the Audit Committee has reviewed and discussed with management the Company’s audited financial statements for fiscal year 2010, as well as quarterly earnings releases and quarterly reports on Form 10-Q, and, together with the Board of Directors, has reviewed and discussed the Company’s annual report on Form 10-K and this proxy statement. In addition, as part of their oversight responsibility, the Audit Committee has reviewed and discussed with management the adequacy and effectiveness of the Company’s internal control over financial reporting. Pwc has also discussed with the Audit Committee significant matters regarding internal control over financial reporting that have come to its attention during the course of its audit of the consolidated financial statements. The Audit Committee also discussed with the Company’s management the process used for certifications by the Company’s Chief Executive and Chief Financial Officers for certain of the Company’s quarterly and year-end filings with the SEC, as well as the clarity and completeness of the Company’s financial disclosures. Further, the Audit Committee discussed with pwc the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also has received the written disclosures and the letter from pwc required by the applicable requirements of the Public Company Accounting Oversight Board regarding pwc’s communications with the Audit Committee concerning independence and has discussed with pwc its independence from management and the Company.

The Audit Committee met in executive session at each of its regular meetings in 2010 with pwc, the Company’s Chief Financial Officer, and Vice President of Enterprise Risk and Assurance Services, each of whom has unrestricted access to the committee.

Based on the reviews and the discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Dated: March 1, 2011

The Audit Committee:

Victor L. Lund, Chair

Edward P. Boykin, Member

Nancy E. Cooper, Member

Cary T. Fu, Member

DIRECTORS’ PROPOSAL TO RATIFY THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011

(Item 4 on Proxy Card)

The Audit Committee of the Board of Directors, which is composed entirely of independent directors, appointed PricewaterhouseCoopers (“pwc”) as our independent registered public accounting firm for 2011 to audit our consolidated financial statements. The board has approved this appointment and, as a matter of good corporate governance, is asking you to ratify this appointment.

Based on its “Pre-Approval Policy” (as defined on page 56 of this proxy statement) and applicable SEC rules and guidance, the Audit Committee has considered whether the provision of the tax and other non-audit services described above under the caption “Fees Paid to Independent Registered Public Accounting Firm” was compatible with maintaining pwc’s independence and concluded that it was.

Pwc has been our independent registered public accounting firm from 2007 until 2010. The firm is considered a leader in providing audit services to the high-technology industry. The board believes that pwc is well-qualified to serve as our independent registered public accounting firm given its experience, global presence with offices or affiliates in or near most locations where we do business, and quality audit work in serving us. Pwc rotates its audit partners assigned to audit us at least once every five years, and the Audit Committee has placed restrictions on our ability to hire any employees or former employees of pwc or its affiliates.

Representatives of pwc will be at the annual meeting to answer questions, and they may also make any statement they wish at the meeting.

The Board of Directors and Audit Committee recommend that you vote FOR this proposal. Approval of this proposal requires the affirmative vote of a majority of the voting power present (in person or by proxy) at the meeting and entitled to vote on this item of business. If the stockholders do not approve this proposal, the Audit Committee and the Board of Directors will reconsider the appointment, but may decide to maintain its appointment of pwc. Proxies solicited by the board will be voted FOR this proposal, unless you specify otherwise in your proxy.

OTHER MATTERS

The Board of Directors does not know of any matters that will be brought before the 2011 annual meeting other than those listed in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including consideration of a motion to adjourn the meeting to another time or place, the individuals named on the proxy card will have authority to vote on such matters in their discretion.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are Teradata’s stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have multiple Teradata common stock record accounts and/or share an address with a family member who is a Teradata stockholder and want to receive more than one copy of the Notice and/or proxy materials, you may contact our mailing agent, Broadridge Financial Solutions, at Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York, 11717 (phone: 1-800-542-1061). Broadridge will remove you from the householding program within thirty days after receipt of this request and will mail you a separate copy of the proxy materials. Stockholders who hold their stock through a bank or broker and currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their bank or broker.

ADDITIONAL INFORMATION

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies in connection with the annual meeting. Proxies may be solicited on our behalf through the mail, in person, by telephone, electronic transmission, or facsimile transmission. We have hired Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies, at an estimated cost of $15,500, plus reimbursement of reasonable out-of-pocket expenses. In accordance with SEC and NYSE rules, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses of sending proxies and proxy materials as intermediaries to the beneficial owners of our common stock.

Procedures for Stockholder Proposals and Nominations

Under our bylaws, nominations for directors at an annual meeting may be made only by (i) the Board of Directors or a committee of the board, or (ii) a stockholder entitled to vote who has delivered notice to us within 90 to 120 days before the first anniversary of the date of the preceding year’s annual meeting and complied with the additional requirements set forth in our bylaws.

Our bylaws also provide that business may not be brought before an annual meeting unless it is (i) specified in the notice of meeting (i.e., proposals brought by the Board of Directors and stockholder proposals that we are required to include in our proxy statement under SEC Rule 14a-8), (ii) brought before the meeting by or at the direction of the board, or (iii) brought by a stockholder entitled to vote who has delivered notice to us (containing certain information specified in the bylaws) within 90 to 120 days before the first anniversary of the date of the preceding year’s annual meeting and complied with the additional requirements set forth in our bylaws. In order to include a proposal in our notice of meeting and proxy materials pursuant to SEC Rule 14a-8, you must comply with the requirements of that rule.

A copy of the full text of our bylaws may be obtained upon written request to the Corporate Secretary at Teradata Corporation, 10000 Innovation Drive, Dayton, Ohio 45342. A copy of our bylaws, which were last amended by the Board of Directors on December 2, 2008, is also available on our corporate governance website at http://www.teradata.com/t/articles-and-bylaws.

Stockholder Proposals for 2012 Annual Meeting

To include a stockholder proposal in our 2012 notice of meeting and proxy materials pursuant to SEC Rule 14a-8, a stockholder must satisfy all applicable requirements of that rule, and the proposal must be received by our Corporate Secretary at Teradata Corporation, 10000 Innovation Drive, Dayton, Ohio 45342, no later than November 3, 2011. To present any other proposal at the 2012 annual meeting, or to nominate a candidate for director election at the 2012 annual meeting, a stockholder must submit an advance written notice of such proposal and/or nomination (as applicable) to us that complies with certain requirements set forth in our bylaws. Such advance written notice must be received by our Corporate Secretary at the Company’s address provided on page 1 of this proxy statement no sooner than the close of business on December 28, 2011, and no later than the close of business on January 27, 2012.

The above notice and proxy statement are sent by order of the Board of Directors.

Laura Nyquist

General Counsel and Secretary

Dated: March 2, 2011

Appendix A

High-Tech Cut of the Towers Watson 2010 U.S. High-Tech Executive Benchmark Survey

Accenture	Hewlett-Packard	QUALCOMM
Agilent Technologies	Hitachi Data Systems	Qwest Communications
Alcatel-Lucent	HR Access	Redknee Solutions
Amazon.com	IBM	Research in Motion
AOL	IKON Office Solutions	RF Micro Devices
Applied Materials	IMS Health	SAIC
Arrow Electronics	Infragistics	SanDisk
AT&T	Intel	SAS Institute
Automatic Data Processing	Invensys Controls	Seagate Technology
Avanade	iSoft	Sensata Technologies
Avaya	KLA-Tencor	Siemens AG
Axa Technology Services	Knowles Electronics	Skype
Broadcom	Level 3 Communications	Sprint Nextel
CA Technologies	Lockheed Martin	SRA International
CenturyLink	L-3 Communications	StarTek
CGI Technologies & Solutions	MDA	Synacor
Cisco Systems	Microsoft	Tektronix
Convergys	Motorola	Telefonica O2
Cox Enterprises	National Renewable Energy Laboratory	Tellabs
Crown Castle	NCR Corporation	Thomson Reuters
CSR	Neoris USA	3M
Dell	NII Holdings	Time Warner
EMC	Nokia	Time Warner Cable
Epson	Northrop Grumman	T-Mobile USA
FANUC Robotics America	Novell	Total System Services
Fidelity National Information Services	NXP Semiconductors	TransUnion
Fiserv	Omgeo	T-Systems
General Atomics	Open Text USA	Unisys
General Dynamics	Orange Business Services	United States Cellular
Getty Images	Parametric Technology	Verizon
Google	PerkinElmer	Western Digital
GSM Association	Pervasive Software	Xerox
GTECH	Pitney Bowes	Yahoo!
GXS	Plexus

A-1

Radford 2010 Executive Survey Special Cut

Adobe Systems Incorporated	NetApp, Inc.
Akamai Technologies	Novell,Inc.
BMC Software, Inc.	Open Text Corporation
Brocade Communications Systems, Inc.	Sybase, Inc.
CA Technologies	Symantec Corporation
Citrix Systems Inc.	Synopsys, Inc.
EMC Corporation	TIBCO Software
Informatica Corporation	Verisign, Inc.
Lawson Software Inc.	VMware, Inc.
McAfee, Inc.

A-2

Your Internet or telephone proxy authorizes the proxyholders to vote the shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 25, 2011 (April 21, 2011 for participants in Teradata’s 401(k) Savings Plan). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. on April 25, 2011 (April 21, 2011 for participants in Teradata’s 401(k) Savings Plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to help Teradata reduce the costs incurred printing and mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years or go to www.investordelivery.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M30578-Z54561-P05069	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TERADATA CORPORATION

The Board of Directors recommends that you vote FOR the Director Nominees listed below, FOR the 1-year voting option for the advisory (non-binding) vote on frequency of say-on-pay vote, and FOR each of the other proposals listed below:

Vote on Directors
1. Election of Directors
		For	Against	Abstain
Class I Nominees:
1a.	Nancy E. Cooper	☐	☐	☐
1b.	David E. Kepler	☐	☐	☐
1c.	William S. Stavropoulos	☐	☐	☐

Vote on Proposals						For	Against	Abstain
2. An advisory (non-binding) vote on executive compensation.						☐	☐	☐
					1 Year	2 Years	3 Years	Abstain
3. An advisory (non-binding) vote on frequency of say-on-pay vote. *PLEASE SELECT ONLY ONE OPTION*					☐	☐	☐	☐
4. Approval of the ratification of the appointment of independent registered public accounting firm for 2011.						☐	☐	☐

NOTE: If you attend the meeting and decide to vote by ballot, your ballot will supersede and revoke this proxy. If signing for a corporation or partnership or as an agent, attorney or fiduciary, indicate the capacity in which you are signing.

This proxy card confers on the proxyholders discretionary authority with respect to matters not known or determined at the time of the mailing of the notice of the 2011 Annual Meeting of Stockholders.
For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Meeting of Stockholders

Teradata’s Annual Meeting of Stockholders will be held at 8:00 a.m. on April 26, 2011 at the Terry Executive Education Center, 3475 Lenox Road NE, Atlanta, Georgia 30326. Please see your proxy statement for instructions should you wish to attend the meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M30579-Z54561-P05069

TERADATA CORPORATION

Proxy/Voting Instruction Card

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR TERADATA’S 2011 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of Teradata Corporation, a Delaware corporation (“Teradata” or the “Company”), hereby appoints Michael Koehler, Stephen Scheppmann and Laura Nyquist, and each of them, proxies, with full power of substitution, to vote all shares of common stock of Teradata that the undersigned is entitled to vote at Teradata’s Annual Meeting of Stockholders to be held in Atlanta, Georgia, on April 26, 2011, and at any postponement or adjournment thereof, in the manner indicated on the reverse side and in such proxyholders’ sole discretion upon any matter that may properly come before the meeting, or any postponement or adjournment thereof, including to vote for the election of a substitute nominee for director as such proxyholders may select in the event any nominee named on this proxy card is unable to serve. This proxy card also provides voting instructions to the trustee of the Teradata Corporation Savings Plan, the Company’s 401(k) plan (the “Teradata Savings Plan”) and to the trustees and administrators of other plans, with regard to shares of Teradata common stock the undersigned may hold under such plans for which the undersigned is entitled to vote at said meeting to the extent permitted by such plans and their trustees and administrators. By executing this proxy card, the undersigned acknowledges receipt from the Company of the notice of the 2011 Annual Meeting and accompanying proxy statement and hereby revokes any previously granted proxy that relates to the aforementioned Annual Meeting.

The proxyholders or the trustees and administrators of the plans, as the case may be, will vote the shares in accordance with the directions on this proxy card. If you do not indicate your choices on this proxy card, the proxyholders will vote the shares in accordance with the directors’ recommendations. If you are a Teradata Savings Plan participant entitled to vote at the 2011 Annual Meeting of Stockholders and do not indicate your choices on this proxy card, those shares will be voted by the trustee of such plan.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side.)